                                                                     EXHIBIT 2.2




                -----------------------------------------------





                            ASSET PURCHASE AGREEMENT

                                  by and among

                            Banner Aerospace, Inc.,

                          PB Herndon Aerospace, Inc.,

                        Banner Aerospace Services, Inc.

                                      and

                               AlliedSignal Inc.

                                      and

                                 AS BAR PBH LLC

                          dated as of December 8, 1997





                -----------------------------------------------

                               TABLE OF CONTENTS

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                                      ARTICLE I

                                   The Transaction

1.1   Purchase and Sale . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          1
1.2   Acquisition of Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          1
1.3   Assumption of Assumed Liabilities . . . . . . . . . . . . . . . . . . . . . . . .          5
1.4   Initial Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          8
1.5   Escrow of Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          8
1.6   Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          9
1.7   Deliveries and Proceedings at the Closing . . . . . . . . . . . . . . . . . . . .          9
1.8   Stock Legend  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         10

                                      ARTICLE II

                 Representations And Warranties Of Parent And Sellers

2.1   Qualification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         11
2.2   Ownership of the Sellers  . . . . . . . . . . . . . . . . . . . . . . . . . . . .         11
2.3   Authorization and Enforceability  . . . . . . . . . . . . . . . . . . . . . . . .         12
2.4   No Violation of Laws or Agreements  . . . . . . . . . . . . . . . . . . . . . . .         12
2.5   Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         12
2.6   Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         13
2.7   No Changes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         13
2.8   Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         14
2.9   Permits and Compliance With Laws Generally  . . . . . . . . . . . . . . . . . . .         16
2.10  Environmental Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         17
2.11  Transactions with Affiliates  . . . . . . . . . . . . . . . . . . . . . . . . . .         18
2.12  Title . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         18
2.13  Acquired Real Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         18
2.14  Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         20
2.15  Intellectual Property and Technology  . . . . . . . . . . . . . . . . . . . . . .         21
2.16  Brokerage . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         22
2.17  Product Warranties and Guarantees . . . . . . . . . . . . . . . . . . . . . . . .         22
2.18  Products Liability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         22

                               TABLE OF CONTENTS
                                  (continued)

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2.19  Labor Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         22
2.20  Employee Benefits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         23
2.21  No Pending Litigation or Proceedings  . . . . . . . . . . . . . . . . . . . . . .         25
2.22  Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         25
2.23  Customers; Suppliers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         26
2.24  Condition of Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         26
2.25  All Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         26
2.26  [Intentionally omitted.]  . . . . . . . . . . . . . . . . . . . . . . . . . . . .         26
2.27  Securities Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         26
2.28  SEC Filings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         27
2.29  [Intentionally omitted.]  . . . . . . . . . . . . . . . . . . . . . . . . . . . .         27
2.30  Business Conduct  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         27

                                     ARTICLE III

               Representations And Warranties Of AlliedSignal and Buyer

3.1   Organization and Good Standing  . . . . . . . . . . . . . . . . . . . . . . . . .         27
3.2   Authorization and Enforceability  . . . . . . . . . . . . . . . . . . . . . . . .         28
3.3   No Violation of Laws or Agreements  . . . . . . . . . . . . . . . . . . . . . . .         28
3.4   Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         28
3.5   AlliedSignal Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . .         28
3.6   SEC Filings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         29
3.7   Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         29
3.8   Brokerage . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         29

                                      ARTICLE IV

                                 Additional Covenants

4.1   Conduct of Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         29
4.2   Mutual Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         32
4.3   Filings and Authorizations  . . . . . . . . . . . . . . . . . . . . . . . . . . .         32
4.4   Public Announcement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         33
4.5   Investigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         33
4.6   Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         34
4.7   Certain Deliveries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         36





                                      -ii-
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                               TABLE OF CONTENTS
                                  (continued)

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4.8   Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         36
4.9   Releases  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         36
4.10  Real Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         36
4.11  Environmental . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         37
4.12  Ancillary Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         37
4.13  Reasonable Best Efforts . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         37
4.14  Negotiations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         37
4.15  U.S. Government Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . .         37
4.16  NYSE Listing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         38
4.17  [Intentionally omitted.]  . . . . . . . . . . . . . . . . . . . . . . . . . . . .         38
4.18  Seller Debt . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         38
4.19  [Intentionally omitted.]  . . . . . . . . . . . . . . . . . . . . . . . . . . . .         38
4.20  Product Liability Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . .         38
4.21  United Kingdom Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         38

                                      ARTICLE V

                                 Conditions Precedent

5.1   Conditions Precedent to Obligations of AlliedSignal and Buyer . . . . . . . . . .         38
5.2   Conditions Precedent to Obligations of Parent and Sellers . . . . . . . . . . . .         40

                                      ARTICLE VI

                             Certain Additional Covenants

6.1   Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         42
6.2   Maintenance of Books and Records  . . . . . . . . . . . . . . . . . . . . . . . .         42
6.3   [Intentionally omitted.]  . . . . . . . . . . . . . . . . . . . . . . . . . . . .         42
6.4   Non-Competition/Non-Solicitation  . . . . . . . . . . . . . . . . . . . . . . . .         42
6.5   Confidential Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . .         44

                                     ARTICLE VII

                                       Survival

7.1   Survival  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         44





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                               TABLE OF CONTENTS
                                  (continued)

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                                     ARTICLE VIII

                           Employees And Employee Benefits

8.1   Scope of Article  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         45
8.2   U.S. Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         45

                                      ARTICLE IX

                              Termination; Miscellaneous

9.1   Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         47
9.2   Further Assurances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         48
9.3   Entire Agreement; Amendments; Waivers . . . . . . . . . . . . . . . . . . . . . .         48
9.4   Benefit; Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         48
9.5   No Presumption  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         48
9.6   Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         49
9.7   Terms Generally . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         49
9.8   Counterparts; Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         50
9.9   Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         50
9.10  No Reliance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         50
9.11  Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         50
9.12  Submission to Jurisdiction; Waivers . . . . . . . . . . . . . . . . . . . . . . .         50
9.13  Bulk Transfer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         50
9.14  Use of Names  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         51
9.15  Relationship with Aerospace Agreement . . . . . . . . . . . . . . . . . . . . . .         51
9.16  Schedules . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         51

                                   EXHIBITS

Annex A           Definitions
Annex B           Jurisdictions of Incorporation

                            ASSET PURCHASE AGREEMENT

            ASSET PURCHASE AGREEMENT, dated as of December 8, 1997, by and among Banner Aerospace, Inc., a Delaware corporation ("Parent"), PB Herndon Aerospace, Inc., a Missouri corporation ("Herndon"), Banner Aerospace Services, Inc., an Ohio corporation ("BAS") (Herndon and BAS each individually, a "Seller" and, collectively, "Sellers"), AlliedSignal Inc., a Delaware corporation ("AlliedSignal") and AS BAR PBH LLC, a Delaware limited liability company ("Buyer").

            Herndon is engaged in, among other things, the business of supplying to the aerospace industry (i) aircraft hardware (including bearings, nuts, bolts, screws, rivets and other types of fasteners) and (ii) related support services (including Inventory management services) and the BTG of BAS is engaged in, among other things, the business of management information systems (collectively, the "Business").

            Buyer desires to purchase, and AlliedSignal desires to cause the purchase of, substantially all of the Assets of Herndon and all of the Assets of the BTG of BAS described on Schedule 2.6(a) (the "BTG Assets") relating to the Business, and Sellers desire to sell and transfer, and Parent desires to cause the sale and transfer of, such Assets to Buyer, all on the terms and subject to the conditions set forth in this Agreement.

            Except as otherwise expressly provided herein, capitalized terms used herein without definition shall have the meanings assigned to them in Annex A hereto, which is hereby incorporated into this Agreement as if set forth in full herein. NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I

THE TRANSACTION

            1.1 Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, (i) Sellers shall, and Parent shall cause Sellers to, sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase, acquire and accept from the Sellers, all of Sellers' right, title and interest in and to the Purchased Assets, and (ii) Buyer shall pay to Sellers the Initial Purchase Price and Buyer shall assume, and agree to thereafter pay, perform and discharge when due, the Assumed Liabilities.

            1.2   Acquisition of Assets.

            (a) Subject to Section 1.2(b), "Purchased Assets" means all of the Assets of Sellers owned, used or held for use in connection with, or that are otherwise related to or required for the conduct of, the Business, including, without limitation, all of the Assets set forth below:

                  (i)         all Owned Real Property;

                  (ii)        all Equipment;

                  (iii)       all Inventory;

                  (iv)        all Accounts Receivable;

                  (v) all credits, prepaid expenses, deferred charges, advance payments, security deposits and deposits owned, used or held for use by either Seller with respect to the Business ("Prepaid Expenses") to the extent that such items will accrue to the benefit of Buyer immediately following the Closing;

                  (vi)        all Intellectual Property;

                  (vii)       all Technology;

                  (viii)      all Contracts;

                  (ix)        all Permits;

                  (x) all books, records, ledgers, files, documents (including originally executed copies of written Contracts, customer and supplier lists (past, present or future), correspondence, memoranda, forms, lists, plats, architectural plans, drawings and specifications, copies of documents evidencing Intellectual Property or Technology, new product development materials, creative materials, advertising and promotional materials, studies, reports, sales and purchase correspondence, books of account and records relating to the employees of the Business, photographs, records of plant operations and materials used, quality control records and procedures, equipment maintenance records, manuals and warranty information, research and development files, data and laboratory books, inspection processes, in each case, whether in hard copy or magnetic format, in each instance, to the extent used or held for use with respect to the Business or the employees of the Business;

                  (xi) all rights or choses in action arising out of occurrences before or after the Closing Date and related to any portion of the Business, including third party warranties and guarantees and all related claims, credits, rights of recovery and set-off and other similar contractual rights, as to third parties held by or in favor of Sellers and arising out of, resulting from or relating to the Business or the Purchased Assets (collectively, "Third Party Rights");

                  (xii) all rights to insurance and condemnation proceeds relating to the damage, destruction, taking or other impairment of the Purchased Assets which damage, destruction, taking or other impairment occurs on or prior to the Closing Date, except to the extent Buyer receives a credit against the Initial Purchase Price pursuant to Section 1.2(d)(i)(y) or 1.2(d)(ii)(y);

                  (xiii) all Assets that (A) are reflected on the Balance Sheet (other than Assets reflected on the Balance Sheet that are disposed of prior to the Closing Date in accordance with this Agreement) or (B) have been or are acquired by the Sellers after the date of the Balance Sheet and would be reflected on a balance sheet for the Business prepared on a basis consistent with that on which the Balance Sheet was prepared (other than any such Assets that are disposed of prior to the Closing Date in accordance with this Agreement); and

                  (xiv)       the Business and the goodwill thereof.

            (b) Notwithstanding anything to the contrary contained herein, Purchased Assets shall not include any Excluded Assets. "Excluded Assets" means:

                  (i) cash and cash equivalents on hand or in bank accounts;

                  (ii) all accounts owing between and among each Seller and its Affiliates (including the Sellers under the Aerospace Agreement) other than trade receivables;

                  (iii) except as otherwise set forth herein, Assets attributable or related to any Plan;

                  (iv) all rights of Parent and each Seller under this Agreement;

                  (v) all stock and minute books and similar records of the Sellers;

                  (vi) all Third Party Rights arising out of Non-Assumed Liabilities or Excluded Assets;

                  (vii) all Prepaid Expenses to the extent that such items will not accrue to the benefit of Buyer immediately following the Closing;

                  (viii) all Contracts pursuant to which any business included in the Business or either Seller was purchased (other than the DA Agreement);

                  (ix) all Plans of Sellers (including, without limitation, those referenced on Schedule 2.20(a)(ii));

                  (x) all Contracts referenced on Schedule 2.8(a)(i) other than (i) the purchase orders described thereon and (ii) distribution agreements with Fairchild Fasteners that are terminable by the Sellers on not more than 60 days notice without any penalty;

                  (xi) the Note for $226,000 payable to Herndon listed on Schedule 2.11(b); and

                  (xii) all rights of any Seller under the Second Amended and Restated Credit Agreement dated as of December 12, 1996, among Parent, Burbank Aircraft Supply, Inc. and other Subsidiaries of Parent, Citicorp USA, Inc. (as Administrative Agent and Arranger), NationsBank, N.A. (as Co-Arranger) and the Institution as Lenders and Issuing Banks thereunder.

            (c) Nonassignable Rights. Anything in this Agreement to the contrary notwithstanding, but subject to AlliedSignal's and Buyer's rights under Section 7.2 of the Aerospace Agreement, this Agreement shall not constitute an agreement to assign any of the Contracts, Intellectual Property, Technology or Permits or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third Person thereto, would constitute a breach or other contravention thereof or in any way adversely affect the rights of Buyer thereunder. (Any Asset that, but for this Section 1.2(c) would be sold and assigned at the Closing shall remain a "Purchased Asset" for purposes of this Agreement.) Parent and Sellers will use all reasonable best efforts to obtain the consent of the other parties to any such Contract or Permit for the assignment thereof to Buyer and Buyer shall reasonably cooperate with such efforts. If such consent is not obtained prior to the Closing, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of Parent and Sellers thereunder so that Buyer would not in fact receive all such rights, subject to Section 5.1(d), the Closing shall nevertheless take place and, thereafter, Parent, Sellers and Buyer will cooperate in a mutually agreeable arrangement under which Buyer would obtain the benefits and assume the obligations thereunder (but only to the extent such obligations would have constituted Assumed Liabilities if such assignment occurred on the Closing
Date) from and after the Closing Date in accordance with this Agreement, including subcontracting, sublicensing or subleasing to Buyer, or under which Parent and each Seller would enforce for the benefit of Buyer, with Buyer assuming each Seller's obligations to the same extent as if it would have constituted an Assumed Liability and any and all rights of Parent or any Seller against a third Person thereto. Parent and each Seller will pay promptly to Buyer when received all monies received by Parent or any Seller after the Closing Date under any of the Contracts or any claim or right or any benefit arising thereunder to the extent that Buyer would be entitled thereto pursuant hereto. The provisions of this Section 1.2 shall in no way limit the Closing condition set forth in Section 5.1(d).

            (d)   Damage; Condemnation.

                  (i) If, prior to the Closing, any Acquired Real Property is damaged by fire, vandalism, acts of God, or other casualty or cause (and such damage is not repaired by the Closing), Buyer shall have the option of (x) accepting such property as it is together with the insurance proceeds, if any, and the right to receive the same, in which case no adjustment shall be made in respect of the decreased value of such Asset pursuant to Section 1.4(b), or (y) excluding such Acquired Real Property from the Purchased Assets and receiving a credit against the Initial Purchase Price equal to the fair market value thereof, in which case no adjustment shall be made in respect of the decreased value of such Asset pursuant to Section 1.4(b) other than such credit against the Initial Purchase Price. If Buyer elects option (x) above, Parent hereby agrees to cooperate with

      Buyer in any loss adjustment negotiations, legal actions and agreements with the insurance company, and to assign (pursuant to a writing in form satisfactory to Buyer,) to Buyer at Closing its rights to such insurance proceeds (and pay over to Buyer any such proceeds already received), and Parent will not settle any insurance claims or legal actions relating thereto without Buyer's prior written consent.

                  (ii) If, prior to the Closing, all or any portion of any Acquired Real Property is taken by eminent domain, Buyer shall have the option of (x) proceeding with the Closing and accepting the property as affected by such taking, together with all compensation and damages awarded, if any, and the right to receive the same, in which case, no adjustment shall be made in respect of the decreased value of such Asset pursuant to Section 1.4(b), or (y) excluding such Acquired Real Property from the Purchased Assets and receiving credit against the Initial Purchase Price equal to the fair market value thereof, in which case no adjustment shall be made in respect of the decreased value of such Asset pursuant to Section 1.4(b) other than such credit against the Initial Purchase Price. If Buyer elects option (x) above, Parent hereby agrees to assign to Buyer at Closing its rights to such compensation and damages (and pay over to Buyer any such compensation and damages already received), and will not settle any proceedings relating to such taking without Buyer's prior written consent.

                  (iii) Parent shall promptly notify AlliedSignal of any material casualty or any actual or threatened condemnation affecting all or any portion of any Acquired Real Property. Any such notice relating to casualty shall be accompanied by Parent's selection of an architect or engineer to determine the cost of repair and/or replacement.

                  (iv) Nothing in this Section 1.2(d) limits the condition to Closing set forth in Section 5.1(a).

            1.3   Assumption of Assumed Liabilities.

            (a) "Assumed Liabilities" shall mean (i) all Liabilities of the Business (including bank overdrafts, if any) to the extent included on the Closing Date Balance Sheet, (ii) Liabilities under the Contracts, Permits, Intellectual Property or Technology to the extent (but not only to the extent) arising from, and accruing with respect to, the operation of the Business after the Closing, (iii) Liabilities relating to the employees of the Business expressly assumed pursuant to Article VIII and (iv) Liabilities under the DA Agreement.

            (b) Notwithstanding anything to the contrary contained herein, neither Buyer nor AlliedSignal shall assume or be bound by, or be obligated or responsible for, any Non-Assumed Liabilities. "Non-Assumed Liabilities" shall mean (x) all Liabilities of Sellers relating to the Purchased Assets or the Business and any claims in respect thereof, other than the Assumed Liabilities, and (y) any Liabilities or claims which may be asserted against or imposed upon Buyer by reason of its being a successor or transferee of Sellers or as an acquiror of the Purchased Assets or the Business or otherwise as a matter of law. Without limitation of the foregoing, all of the following shall be Non-Assumed Liabilities for the purposes of this Agreement:

                  (i) any product Liability, or Liability relating to any toxic tort or similar claim for injury to person or property, regardless of when made or asserted that arises out of or is based upon any express or implied representation, warranty, agreement or guarantee made by either Seller or any of its Affiliates, or alleged to have been made by any of such Persons, or that it is imposed or asserted to be imposed by operation of law, in connection with any service performed or product manufactured, distributed or sold by or on behalf of either Seller or any of its Affiliates or which arises out of any condition existing as of the Closing, including any claim relating to any product delivered, manufactured or distributed by either Seller or any of its Affiliates and any claim seeking recovery for consequential damages, lost revenue or income;

                  (ii) except for Assumed Tax Liabilities, any Liability of Parent, DA or either Seller (including under any Contract) for Taxes, including without limitation, any (1) Tax payable (A) with respect to the Business, Assets or operations of Parent or Sellers, (B) by any member of any consolidated, affiliated or unitary group of which Parent or either Seller is a member, or (C) by any other person for whose Tax Parent or either Seller may be liable under Contract or otherwise, and (2) Tax incident to or arising as a consequence of the negotiation or consummation by Parent or any Seller or any member of any affiliate group of which Parent or Sellers is a member of this Agreement and the transactions contemplated hereby;

                  (iii) except as expressly provided in clause (iii) of the definition of Assumed Liabilities, any Liability with respect to compensation or employee benefits of any nature owed to any employees, agents or independent contractors of either Seller or any of its Affiliates, whether or not employed by Buyer after the Closing, or any of their beneficiaries, heirs or assigns, that arises out of or relates to events or conditions to the extent occurring before the Closing, including, but not limited to, Liabilities for supplemental unemployment benefits, vacation pay, sick pay, severance benefits, Liabilities under any Plan whether arising prior to, on or after the Closing Date, Liabilities to provide any retiree benefits to former hourly and/or salaried employees of the Business or any retiree benefits to be provided to current hourly and/or salaried employees of the Business, and any other benefits, withholding tax Liabilities, workers compensation or unemployment compensation premiums, hospitalization or medical claims, occupational injury, disease or disability claims or claims for discrimination, unfair labor practices, violations of the collective bargaining agreements or wrongful discharge;

                  (iv) Liabilities relating to the operation of the Business prior to the Closing arising by operation of law under any common law or statutory doctrine (including successor Liability or de facto merger);

                  (v) any Liability with respect to or arising out of any Contract (A) that is not capable of being assigned to Buyer at the Closing (except to the extent provided in Section 1.2(c)) (B) to the extent arising out of any breach or default thereof by Parent or either Seller on or prior to the Closing Date (including any event occurring on or prior to the Closing Date that, with the passing of time or the giving of notice, or both, would become a breach or default) under any Contract, or (C) required by the terms thereof to be discharged on or prior to the Closing Date;

                  (vi) any Liability of Parent or any of the Sellers or any of their predecessors (including under any Contract) with respect to any claim, action, suit or proceeding made or threatened (whether prior to, at or after the Closing Date) which asserts Losses arising from (x) the presence, at any time prior to the Closing Date, of asbestos at the Acquired Real Property, any other real property owned or leased at any time by Parent, Sellers or any of their past, present or future Subsidiaries or any other third-party location or (y) the presence of asbestos in any product at any time prior to the Closing Date manufactured, used, sold or serviced by Parent, Sellers or any of their past, present or future Subsidiaries, or which otherwise asserts any asbestos-related personal injury or property damage.

                  (vii) any Liability to the extent the existence of such Liability constitutes a breach of any representation or warranty of Parent or any Seller contained in or made pursuant to this Agreement;

                  (viii) any Environmental Liability, including, without limitation, any Environmental Claim that relates to or arises in connection with the Business, the Purchased Assets, or any other Assets (including, but not limited to facilities used for the off-site disposal of waste) formerly owned, leased, operated or used by any of the Sellers or any predecessors-in-interest to any of the Sellers, if the Environmental Claim is based on any act or omission of the Business or any of the Sellers on or prior to the Closing Date;

                  (ix)        any Liability in respect of the Excluded Assets;

                  (x) any Debt or other amounts (except to the extent reflected on the Closing Date Balance Sheet) owing by the Sellers to Parent or any of Parent's Affiliates (other than the Sellers) including, without limitation, any negative balances in intercompany accounts, but excluding any trade payables incurred in the ordinary course of business consistent with past practice;

                  (xi) any Liability that arises out of or relates to the employment or termination of employment of any employees, agents or independent contractors by Parent, Sellers or any of their Affiliates, except any such Liability caused by Buyer's failure to perform its obligations under Article VIII;

                  (xii) any Liability to past, present or future stockholders of Parent or Sellers;

                  (xiii) any Liability that arises out of or relates to any claim, action, suit, proceeding or investigation, whether civil or criminal, pending or threatened as of the

      Closing Date, relating to the conduct or activities of the Business, or the ownership, use or possession of the Acquired Assets, on or prior to the Closing Date;

                  (xiv) any Liability relating to any broker's or finder's fee or commission incurred by Parent, either Seller or any of their Affiliates as a result of the transactions contemplated hereunder;

                  (xv) any Liability arising under, resulting from or relating to the matters referred to on Schedule 2.20(a)(iii), including, without limitation, the Plans described thereon;

                  (xvi) any Liability arising under, resulting from, or relating to matters set forth on Schedule 2.8(a)(i) (other than with respect to the purchase orders described thereon and distributorship agreements with Fairchild Fasteners that are terminable on not more than 60 days notice without any penalty) including, without limitation, the agreement with Shared Technologies Fairchild, Inc. and the tax sharing agreement described thereon, except to the extent reflected on the Closing Date Balance Sheet; and

                  (xvii) except for the Assumed Liabilities, any Liability arising out of or relating to the conduct or activities of the Business (including any predecessor operations) or the ownership, use or possession of the Purchased Assets on or prior to the Closing Date, any Liabilities or claims arising out of or relating to events, circumstances or conditions occurring on or before the Closing Date, and any Liability associated with any other business of Parent, Sellers and their Affiliates.

Parent and each Seller hereby irrevocably waives and releases, and has caused the Parent Subsidiaries to waive and release, AlliedSignal and Buyer from all Non-Assumed Liabilities, including any Liabilities created or which arise by statute or common law.

            1.4 Initial Purchase Price. The initial purchase price for the Purchased Assets to be paid at the Closing (the "Initial Purchase Price") shall consist of a number of shares of AlliedSignal Common Stock (the "Closing Date Shares") equal to the number (rounded to the nearest whole share) (the "Estimated Share Number") obtained by dividing (A) an amount equal to Twenty Two Million Seven Hundred Seventy-Four Thousand Dollars ($22,774,000) plus (x) the Herndon Adjustment Amount if the Herndon Adjustment Amount is a positive number and minus (y) the Herndon Adjustment Amount if the Herndon Adjustment Amount is a negative number, by (B) the Average Trading Price as of the Closing Date, to be issued by Buyer to Sellers in the proportions set forth on Annex
1.4 hereto.  The Initial Purchase Price shall be adjusted as provided in
Section 1.6(f) and Section 9.15 of the Aerospace Agreement.

            1.5 Escrow of Shares. At the Closing, AlliedSignal shall issue and deliver to the Escrow Agent (i) the Purchase Price Escrow Shares, to be held in an escrow account pursuant to the terms of the Escrow Agreement until released from escrow pursuant to the terms of Section 1.6(f) of the Aerospace Agreement, and (ii) the Indemnification Escrow Shares, to be held in an escrow account pursuant to the terms of the Escrow Agreement until released as set forth in Section 1.5(b) or (d) of the Aerospace Agreement.

            1.6  Closing.

            (a) Closing Date. The closing of the transactions contemplated under this Agreement (the "Closing") shall take place at 10:00 a.m. Eastern Time at the offices of Hughes Hubbard & Reed LLP, One Battery Park Plaza, New York, New York, on the fifth Business Day after all conditions to the obligations of the parties under Article V and under Article V of the Aerospace Agreement shall have been satisfied or waived (other than those requiring a delivery of a certificate or other document, or the taking of other action, at the Closing and the conditions set forth in Sections 5.1(g) and 5.2 (g) and in Sections 5.1(j) and 5.2(g) of the Aerospace Agreement), or at such other place and on such other date as the parties may mutually agree in writing (such date on which the Closing occurs hereinafter is referred to as the "Closing Date"). Each of the parties acknowledges that, with respect to the Closing Date, time is of the essence.

            (b) Effectiveness. The consummation of the transactions contemplated by this Agreement and the Closing shall be deemed to take place at 11:59 p.m., Eastern Time, on the Closing Date and no transaction shall be deemed to have been completed and no document or certificate shall be deemed to have been delivered until all transactions are completed and all documents are delivered.

            1.7 Deliveries and Proceedings at the Closing. Subject to the terms and conditions of this Agreement, at the Closing:

            (a) Deliveries to AlliedSignal and Buyer. Parent and Sellers shall deliver to AlliedSignal and Buyer:

                  (i) bills of sale and instruments of assignment, in forms reasonably satisfactory to Buyer, to evidence the transfer to Buyer of the Purchased Assets (other than the Owned Real Property) in accordance herewith, duly executed by Sellers;

                  (ii) any consents to transfer of all transferable or assignable Contracts and Permits obtained by Parent and the Sellers as of Closing and all consents referred to in Section 5.1(d);

                  (iii) title certificates to any motor vehicles included in the Purchased Assets, duly executed by each Seller with any interest therein (together with any other transfer forms necessary to transfer title to such vehicles);

                  (iv) one or more deeds of conveyance to Buyer of the Owned Real Property, in forms reasonably satisfactory to Buyer, sufficient to transfer to Buyer good and marketable, and insurable, fee simple title to the Owned Real Property included in the Purchased Assets in accordance herewith, duly executed and acknowledged by each Seller with any interest therein and in recordable form;

                  (v) one or more title insurance policies, in form, substance and amount, and issued by title insurance Sellers reasonably acceptable to Buyer, and containing such endorsements and affirmative coverage as Buyer shall reasonably request, insuring Buyer's fee simple title to the Owned Real Property subject only to the Permitted Liens, the cost of which shall be paid 50% by Parent and Sellers and 50% by AlliedSignal and Buyer;

                  (vi) U.C.C. termination statements in recordable form and other appropriate releases, in form and substance reasonably satisfactory to Buyer, with respect to all recorded Liens in the Purchased Assets;

                  (vii) the Foreign Investment in Real Property Tax Act Certification and Affidavit for each parcel of Owned Real Property, in form reasonably satisfactory to Buyer, duly executed by each Seller transferring Owned Real Property (the "FIRPTA Affidavit");

                  (viii) the certificates and other documents required to be delivered by Parent and Sellers pursuant to Section 5.1 and certified resolutions evidencing the authority of Parent and Sellers as set forth in Section 2.3;

                  (ix) all such other documents and instruments of conveyance as shall, in the reasonable opinion of Buyer, be necessary to transfer to Buyer the Purchased Assets in accordance herewith and, where necessary or desirable, in recordable form.

            (b) Deliveries to Parent and Sellers. AlliedSignal and Buyer will deliver to Parent and Sellers, as applicable:

                  (i) the Closing Date Shares, issued and delivered to Sellers in the proportions set forth in Annex 1.4 hereto;

                  (ii) an assumption agreement, in form reasonably satisfactory to Parent, to evidence the assumption by Buyer of the Assumed Liabilities in accordance with Section 1.3, duly executed by Buyer;

                  (iii) the certificates and other documents required to be delivered by AlliedSignal and Buyer pursuant to Section 5.2 and certified resolutions evidencing the authority of AlliedSignal and Buyer as set forth in Section 3.2; and

                  (iv) all such other documents and instruments of assumption as shall, in the reasonable opinion of Parent, be necessary for Buyer to assume the Assumed Liabilities in accordance herewith.

            1.8 Stock Legend. Each certificate representing the shares of AlliedSignal Common Stock issued to Sellers at the Closing shall be endorsed with a legend in substantially the following form:

                  THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY

                  NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING SUCH SECURITIES, THE TRANSFER IS MADE IN COMPLIANCE WITH RULE 144 PROMULGATED UNDER SUCH ACT OR THE CORPORATION RECEIVES AN OPINION OF COUNSEL FOR THE HOLDERS OF THESE SECURITIES REASONABLY SATISFACTORY TO THE CORPORATION STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENT OF SUCH ACT.

                                   ARTICLE II

              REPRESENTATIONS AND WARRANTIES OF PARENT AND SELLERS

            Parent and each Seller hereby jointly and severally represent and warrant to AlliedSignal and Buyer as follows:

            2.1 Qualification. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction set forth next to such Seller's name on Annex B, and has all requisite corporate power and authority to own and lease its Assets and to conduct its Business as presently being conducted.
Each Seller is qualified to do business and is in good standing as a foreign corporation in all jurisdictions wherein the nature of its Business or such Seller's ownership or use of its Assets make such qualification necessary, except such failures to be qualified or to be in good standing, if any, which when taken together with all such other failures of such Seller would not have a Material Adverse Effect on such Seller. Neither of the Sellers is currently insolvent, has suspended payments, is subject to any judicial receivership or liquidation proceedings or is in bankruptcy, nor has any such similar proceedings been commenced with respect to either of them.

            2.2  Ownership of the Sellers.

            (a) All of the outstanding shares of capital stock of (or other ownership interests in) Herndon are owned of record and beneficially solely by DA and all of the outstanding shares of capital stock of (or other ownership interests in) BAS are owned of record and beneficially solely by Parent, in each case, free and clear of any Liens. There are no options, warrants, calls, rights or agreements to which Parent, DA or either Seller is a party obligating any of them to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of (or other ownership interests in) either Seller or obligating Parent, DA or either Seller to grant, extend or enter into any such option, warrant, call, right or agreement.

            (b) Except as set forth on Schedule 2.2, neither of the Sellers owns any shares of capital stock of (or other ownership interests in) any other Person, including any joint venture.

            2.3 Authorization and Enforceability. With respect to each of Parent and the Sellers: (a) such entity has full corporate power and authority to execute, deliver and perform this Agreement and all other agreements, instruments and documents to be executed in connection herewith (such other agreements and instruments being hereinafter referred to collectively as the "Transaction Documents") to which such entity is a party, (b) the execution, delivery and performance by such entity of this Agreement and the Transaction Documents to which such entity is a party have been duly authorized by all necessary corporate action on the part of such entity and no approval by the holders of any security issued by Parent is required in connection therewith,
(c) this Agreement has been duly executed and delivered by such entity, and, as of the Closing Date, the other Transaction Documents to which any such entity is a party will be duly executed and delivered by such entity, (d) this Agreement is a legal, valid and binding obligation of such entity, enforceable against such entity in accordance with its terms, and (e) as of the Closing Date, each of the other Transaction Documents to which such entity is a party will constitute the legal, valid and binding obligations of such entity, enforceable against such entity in accordance with its terms.

            2.4 No Violation of Laws or Agreements. The execution, delivery, and performance by Parent and each Seller of this Agreement and the Transaction Documents to which such entities (as applicable) are parties do not, and the consummation by Parent and each Seller (as applicable) of the transactions contemplated hereby and thereby, will not, (a) contravene any provision of the charter, bylaws or any other organizational documents of Parent or either Seller, or (b) except as set forth on Schedule 2.4 and subject, in the case of clause (i) below, to such exceptions as would not in the aggregate have a Material Adverse Effect, violate, conflict with, result in a breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or result in or permit the termination, modification, acceleration, or cancellation of, or result in the creation or imposition of any Lien of any nature whatsoever upon any of the Purchased Assets or give to others any interests or rights therein under, (i) any personal property lease with payments in excess of $50,000 per year, lease of Real Property, indenture, mortgage, loan or credit agreement, license, instrument, contract, plan, permit or other agreement or commitment, oral or written, to which Parent or either Seller is a party, other than such agreements or commitments involving any customer or supplier of the Business (including any supplier of Intellectual Property), or by which the Business or any of the Purchased Assets may be bound or affected (including without limitation any agreement or instrument pertaining to Debt), or (ii) any judgment, injunction, writ, award, decree, restriction, ruling, or order of any arbitrator or Governmental Entity or any applicable Law to which Parent, either Seller or the Purchased Assets is subject.

            2.5 Consents. Except (i) as set forth on Schedule 2.5 or (ii) for agreements or commitments involving any customer or supplier of the Business (including any supplier of Intellectual Property), no consent, approval or authorization of, or registration or filing with, any Person (governmental or private) is required in connection with the execution, delivery and performance by Parent or either Seller of this Agreement, the other Transaction Documents to which Parent or either Seller is a party, or the consummation by Parent and each Seller (as applicable) of the transactions contemplated hereby or thereby, including without limitation in connection with the assignment of the Contracts and Permits contemplated hereby, except as required by the HSR Act and except for any required consent, approval or authorization of, or registration or filing with a foreign governmental authority.

            2.6  Financial Statements.

            (a) Schedule 2.6(a) sets forth (i) an unaudited combined pro forma balance sheet of the Combined Business as of September 30, 1997 (the "Balance Sheet") and related unaudited combined pro forma statement of income of the Combined Business for the six months ended September 30, 1997 (together with the Balance Sheet, the "Financial Statements"). The Excluded Assets, the Aerospace Excluded Assets, the Non-Assumed Liabilities and the Aerospace Non-Assumed Liabilities are excluded from the Balance Sheet. The Financial Statements are in accordance with the books and records of the Sellers and the Sellers under the Aerospace Agreement and except for the Excluded Assets, the Aerospace Excluded Assets, the Non-Assumed Liabilities, the Aerospace Non-Assumed Liabilities and as set forth in Schedule 2.6(a) fairly present the financial position and results of operations of the Combined Business on a stand-alone basis as of the date and for the period indicated, in conformity with GAAP throughout the period specified and in accordance with the procedures and criteria set forth on Schedule 1.6(a), except as expressly set forth therein and except that the Financial Statements may omit notes and are subject to normal year-end adjustments which are not, in the aggregate, material. Except as described on Schedule 2.6(a), all fees, charges, costs and expenses associated with the ownership, leasing, operation, maintenance and management of the Combined Business and the Assets owned, used or held for use by the Combined Business have been fully and properly reflected and charged on the Financial Statements in accordance with GAAP (to the extent such items are required to be so reflected and charged in accordance with GAAP). All Purchased Assets, Assumed Liabilities, Aerospace Acquired Assets and Aerospace Assumed Liabilities are disclosed on or reflected in the Balance Sheet except
(i) as disclosed on Schedule 2.6(a), and (ii) as disposed of or transferred between September 30, 1997 and the Closing Date in the ordinary course of business consistent with past practice and in accordance with this Agreement.

            (b) The future tax benefits set forth in the Balance Sheet as of the date hereof represent future tax benefits as of March 31, 1997. No later than 30 days after the date hereof, Parent shall deliver written notice to AlliedSignal of the amount of future tax benefits as of September 30, 1997, and the Balance Sheet shall be adjusted accordingly.

            2.7 No Changes. Since September 30, 1997, the Sellers have conducted the Business only in the ordinary course of business consistent with past practice and, except as set forth on Schedule 2.7, there has not been:

                  (a)   any Material Adverse Effect;

                  (b) any change in the salaries or other compensation payable or to become payable to, or any advance (excluding advances for ordinary business expenses) or loan to, any employee of the Business, or material change or material addition to, or material modification of, other benefits (including any bonus, profit-sharing, pension or other plan in which any of the employees of the Business participate) to which any of the employees of the Business may be entitled, other than in the ordinary course of the Business consistent with past practice;

                  (c) any material change or modification in any manner of the Sellers' existing Inventory management and collection and payment policies, procedures and practices with respect to Inventory and accounts receivable and accounts payable, respectively, of the Business, acceleration of payment of payables or failure to pay or delay in payment of payables and any change in the Sellers' existing policies, procedures and practices, with respect to the provision of discounts, rebates or allowances insofar as they relate to the Business;

                  (d) any cancellation or waiver by either Seller of any right material to the Business or any cancellation or waiver of any material Debts of or claims of the Business against Parent or any other Affiliate of any Seller or any disposition of or failure to keep in effect any rights in, to or for the use of any Permit material to the Business;

                  (e) any damage, destruction or loss, or eminent domain or other condemnation proceeding affecting the Business which individually or in the aggregate has had a Material Adverse Effect, whether or not covered by insurance;

                  (f) any change by either Seller in its method of accounting or keeping its books of account or accounting practices with respect to the Business except as required by GAAP;

                  (g) any acquisition, sale, transfer or other disposition of any material Assets of the Business other than the disposition of (i) Inventory in the ordinary course of the Business consistent with past practice or (ii) Assets not used or useful in the Business;

                  (h) any commencement or termination of any line of business;

                  (i) any action that would be prohibited to be taken after the date of this Agreement under Section 4.1(c); or

                  (j) any agreement in writing or otherwise to take any of the foregoing actions.

            2.8  Contracts.

            (a) As of the date of this Agreement, Schedule 2.8(a) contains a true, correct and complete list of (i) all Contracts (other than any guarantee of either Seller that does not directly or indirectly support or benefit the Business) to which Parent or any of its Affiliates (other than the Sellers) is a party or which benefit Parent or any of its Affiliates

(other than the Sellers); (ii) all Contracts under which either Seller is a licensee or licensor of Intellectual Property or Technology which are material to the Business; (iii) all Contracts under which either Seller is a lessee or lessor of (or has an obligation to lease) Real Property; (iv) all Contracts providing for the formation or operation of a partnership or other joint venture; (v) all material Contracts which afford customers any right to return Inventories at the option of the customer; (vi) all Government Contracts with a backlog in excess of $100,000; (vii) all Contracts requiring forward stocking locations; and (viii) except for agreements or commitments involving any customer or supplier of the Business (including any supplier of Intellectual Property), all other Contracts (other than with respect to which the Business' total annual Liability or expense is less than $1,000,000 per such non-listed Contract). Parent and Sellers have made available to AlliedSignal a correct and complete copy of each written agreement.

            (b) Except as set forth on Part A of Schedule 2.8(b), with respect to each Contract described in Schedule 2.8(a), neither Seller nor, to the best of Parent's and each Seller's knowledge, any other party thereto, is in material breach or default and no event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under such Contract. Except as set forth on Part B of Schedule 2.8(b), there are no disputes pending or, to the best of Parent's and each Seller's knowledge, threatened, under or in respect of any of the Contracts described in Schedule 2.8(a) and no counterparty to any such Contract has given notice to either Seller or any Affiliate thereof with respect to any material breach or default hereunder. Each of the Contracts described in Schedule 2.8(a) is in full force and effect and constitutes the legal and binding obligation of, and is legally enforceable against, such Seller as the Contracts relate, and, to the best of Parent's and each Seller's knowledge, any other party thereto, in accordance with its terms.

            (c) Except as identified with an asterisk on Schedule 2.8(a), each of the Contracts listed thereon is fully assignable to Buyer without the consent, approval or waiver of any other Person. None of such Contracts contains any provision which, after the Closing, will restrict Buyer from conducting any portion of the Business in any jurisdiction, except such Contracts which may be terminated by Buyer without penalty or Liability on no more than 30 days' notice. With respect to those Contracts that were assigned, novated or subleased to either Seller by a third party, all necessary consents to such assignments, novations or subleases have been obtained.

            (d) Subject to such exceptions as would not in the aggregate have a Material Adverse Effect, with respect to each and every Government Contract that has a backlog in excess of $100,000 or binding or non-binding bid for such a Government Contract ("Bid") to which either Seller is a party: (i) such Seller has fully complied with all material terms and conditions of such Government Contract or Bid, including all clauses, provisions and requirements incorporated expressly, by reference or by operation of law therein; (ii) such Seller has fully complied with all requirements of Law applicable to such Government Contract or Bid and no Government Contract is subject to any adjustment in price as a result of a claim by the U.S. Government or U.S. Government prime contractor or subcontractor on the basis of (w) defective pricing pursuant to FAR 52.215-22, FAR 52.215-23, FAR 52.215-24, FAR 52.215-25,
(x) CAS
violations pursuant to FAR 52.230-2, (y) any submission for progress payments of invoices or (z) any claims arising out of or related to the Government Contracts occurring on or before the Closing Date; (iii) all representations and certifications executed, acknowledged or set forth in or pertaining to such Government Contract or bid for a Government Contract were current, accurate and complete as of their effective date, and such Seller has fully complied with all such representations and certifications; (iv) neither the U.S. Government nor any prime contractor, subcontractor or other Person has notified such Seller, either orally or in writing, that such Seller has breached or violated any Law, certification, representation, clause, provision or requirement, (v) no termination for convenience, termination for default, cure notice or show cause notice has been issued; (vi) no cost incurred by such Seller has been questioned or disallowed; and (vii) no money due to such Seller has been (or has attempted to be) withheld or set off.

                  2.9  Permits and Compliance With Laws Generally.

                  (a) Subject to such exceptions as would not in the aggregate have a Material Adverse Effect, (i) except as set forth on Part A of
Schedule 2.9(a), the Sellers possess and are in compliance with all Permits required to operate the Business as presently operated and to own, lease or otherwise hold the Purchased Assets under all applicable Laws and (ii) except as set forth on Part B of Schedule 2.9(a), to the best of Parent's and each Seller's knowledge, the Business is conducted by the Sellers in compliance with, and the use, construction and operation of all Real Property constituting any part of the Purchased Assets conforms to, all applicable Laws (including the Occupational Safety and Health Act and the rules and regulations thereunder ("OSHA") and other similar Laws, and zoning, building and other similar Laws) and all restrictions and conditions affecting title. All material Permits of the Sellers are in full force and effect. There are no proceedings pending or, to the best of Parent's and each Seller's knowledge, threatened that seek the revocation, cancellation, suspension or any adverse modification of any material Permits presently possessed by the Sellers. Parent and Sellers are aware of no facts, conditions or circumstances reasonably likely to result in the revocation, cancellation, suspension, or adverse modification of any material Permit. Except as set forth on Part C of Schedule 2.9(a), all material Permits of the Sellers are assignable to and at the Closing will be assigned to Buyer and no approvals or consents are required for such assignment (or continued possession) and the sale of the Business or Purchased Assets hereunder will not result in a default under or termination of any such material Permit.

                  (b) Except as set forth on Schedule 2.9(b), no outstanding notice, citation, summons or order has been issued, no outstanding complaint has been filed, no outstanding penalty has been assessed and no investigation or review is pending or, to the best of Parent's and each Seller's knowledge, threatened, by any Governmental Entity or other Person with respect to any alleged (i) violation by either Seller relating to the Business or the Purchased Assets of any Law or (ii) failure by either Seller to have any Permit required in connection with the conduct of the Business or otherwise applicable to the Business (including the Purchased Assets) except in such cases as would not in the aggregate have a Material Adverse Effect.

                  2.10 Environmental Matters. As of the Closing Date, except as set forth on Schedule 2.10,

                  (a) There are no reports in Parent's, the Sellers' or any of their respective Affiliates' possession or control of environmental site assessments or audits of the Business, the Purchased Assets or any other Assets (including but not limited to facilities used for the off-site disposal of waste) formerly owned, leased, operated or used by the Sellers, or any predecessor-in-interest to the Sellers.

                  (b) The Sellers possess and are in compliance with all Environmental Permits required to operate the Business as presently operated and to own, lease or otherwise hold the Purchased Assets under all Environmental Laws. The operations of the Business and Purchased Assets (including the use, construction and operation of all Real Property constituting any part of the Purchased Assets) are in compliance with all Environmental Laws and are conducted in a manner that does not pose a risk to the safety or health of workers or other individuals or to the environment.
All Environmental Permits of the Sellers relating to the operation of the Business are in full force and effect. There are no proceedings pending or, to the best of Parent's and each Seller's knowledge, threatened that seek the revocation, cancellation, suspension or any adverse modification of any such Environmental Permits presently possessed by the Sellers. Parent and Sellers are aware of no facts, conditions or circumstances reasonably likely to result in the revocation, cancellation, suspension or adverse modification of any Environmental Permits.

                  (c) There are no environmental conditions with respect to the Business, Purchased Assets or any other Assets (including but not limited to facilities used for the off-site disposal of waste) formerly owned, leased, operated or used by either of the Sellers, or any predecessor-in-interest to either of the Sellers that (i) pose a risk to human health or the environment, or (ii) are otherwise required to be remediated under applicable Environmental Laws due to evidence of soil or groundwater contamination on, under or migrating onto or from the Business, Purchased Assets or any such other Assets.

                  (d) There are no Environmental Claims currently pending nor has Parent, either of the Sellers or any of their respective Affiliates received any notice of an Environmental Claim with respect to the Business, the Purchased Assets, or any other Assets (including, but not limited to, facilities used for the off-site disposal of waste) formerly owned, leased, operated or used by the Sellers or any predecessors-in-interest to the Sellers that a Hazardous Material has been (i) disposed, released, or discharged or
(ii) produced, stored, handled, used or emitted onto, under, or from the Business, Purchased Assets or any such other Assets.

                  (e) Neither the Business nor the Purchased Assets are subject to the requirements of any Laws that condition, restrict, prohibit or require notification or disclosure upon the transfer, sale, lease or closure of certain property for environmental reasons.

                  (f) No outstanding notice, citation, summons or order has been issued, no outstanding complaint has been filed, no outstanding penalty has been assessed and no investigation or review is pending or, to the best of Parent's and each Seller's knowledge, threatened, by any Governmental Entity or other Person with respect to any alleged (i) violation by either of the Sellers or any of its Affiliates relating to the Business or the Purchased Assets of any Environmental Law or (ii) failure by either of the Sellers or any of its Affiliates to have any Environmental Permit required in connection with the conduct of the Business or otherwise applicable to the Business (including the Purchased Assets).

                  2.11  Transactions with Affiliates

                  (a) Set forth on Schedule 2.11(a) is a true, correct and complete list and description of (a) all services and other support provided to the Business by Parent and its Affiliates (other than the Sellers) since April 1, 1996, (b) all other overhead charges allocated to the Sellers since April 1, 1996, and (c) all other transactions between one or more Sellers, on the one hand, and Parent or any of its Affiliates (other than the Sellers), on the other hand, since April 1, 1996 (other than payment of compensation or other benefits to employees).

                  (b) To the best of Parent's and each Seller's knowledge, except as set forth on Schedule 2.11(b), (i) as of the Closing, no employee, officer or director (or any member of his or her immediate family) of Parent or of either Seller or any of their Affiliates will be indebted to either Seller, nor is either Seller indebted (or committed to make loans or extend or guarantee credit) to any of such individuals, (ii) no such individual, except Eric Steiner and Jeffrey Steiner and any such individual whose position is with Fairchild or any of its Affiliates (other than Parent or either of the Sellers) has any direct or indirect ownership interest in any Person with which either Seller has a business relationship, or any Person that competes with either Seller and (iii) no member of the immediate family of any officer or director of either Seller is an interested party with respect to any Contract.

                  2.12 Title. The Sellers have, and at the Closing will transfer to the Buyer, good and marketable title to all personal property owned by them respectively, good and marketable title to all Owned Real Property, valid and enforceable leasehold interests in Leased Real Property and personal property leased by them, and good and valid title to or rights to use, all intangible properties and rights used by them, in each case free and clear of all Liens, except Permitted Liens.

                  2.13  Acquired Real Property.

                  (a) Part A of Schedule 2.13(a) sets forth a true, correct and complete list and legal descriptions of all Real Property owned (beneficially or of record) by either of the Sellers in the conduct of the Business, and Part B of Schedule 2.13(a) sets forth a true, correct and complete list of all Real Property leased by either of the Sellers in the conduct of the Business, and in each case identifies the street address thereof.

                  (b) Except in such cases as would not in the aggregate have a Material Adverse Effect, all structures and other improvements on such properties are within the lot lines and do not encroach on the properties of any other Person (and improvements on adjacent Real Property do not encroach on any of the Real Property constituting any part of the Purchased Assets), and the use, construction and operation of all Real Property constituting any part of the Purchased Assets or otherwise owned or leased by the Sellers in the conduct of the Business conform to all applicable building, zoning, safety, environmental and other Laws, permits, licenses and certificates and all restrictions and conditions affecting title.

                  (c) Other than as set forth on of Schedule 2.13(c), there are no leases, subleases, options or other agreements, written or oral, granting to any Person (other than the Sellers) the right to purchase, use or occupy the Acquired Real Property or any portion thereof. None of Parent, the Sellers and any of their respective Affiliates has received any written or oral notice or order by any Governmental Entity, any insurance company which has issued a policy with respect to any of such properties or any board of fire underwriters or other body exercising similar functions which (i) relates to violations of building, safety, fire or other ordinances or regulations, (ii) claims any defect or deficiency with respect to any of such properties or (iii) requests the performance of any repairs, alterations or other work to or in any of such properties or in the streets bounding the same, except such as would not individually or in the aggregate have a Material Adverse Effect. Parent and Sellers have made available to Buyer true, correct and complete copies of all leases and financing documents affecting all or any portion of the Acquired Real Property.

                  (d) None of Parent, the Sellers and any of their respective Affiliates has received any written or oral notice for assessments for public improvements against the Acquired Real Property which remains unpaid, and, to the best of Parent's and each Seller's knowledge, no such assessment has been proposed. Except as set forth on Schedule 2.13(d), there is no pending condemnation, expropriation, eminent domain or similar proceeding affecting all or any portion of any of the Acquired Real Property and, to the best of Parent's and each Seller's knowledge, no such proceeding is threatened.

                  (e) Except as set forth on Schedule 2.13(e), no Person other than a Seller is in possession of (or has any right, absolute or contingent, to possess which is superior to such Seller's right to possess) all or any portion of the Acquired Real Property.

                  (f) Except as set forth on Schedule 2.13(f), all Acquired Real Property has direct and unrestricted access over currently utilized facilities and land to such public roads, owned roads and driveways presently in use, and such utilities and other services, as are necessary for the uses thereof and the conduct of the Business, and neither Seller nor any other Person has applied for any change in the zoning or land use classification of any such Real Property.

                  (g) Except as set forth on Part A of Schedule 2.13(g), the Acquired Real Property has adequate arrangements for supplies of water, electricity, gas and/or oil for all operations at the 1996 or current operating levels, whichever is greater. Except as set forth on Part B of Schedule 2.13(g), there are no actions or proceedings pending or, to the best of Parent's and each Seller's knowledge, threatened that would adversely affect the supply of water, electricity, gas and/or oil to the Acquired Real Property except for those which individually and in the aggregate would not have a Material Adverse Effect.

                  2.14  Taxes.

                  (a) Parent and each Seller has (i) timely filed all returns and reports for Taxes, including information returns, that are required to have been filed in connection with, relating to, or arising out of the Business or the Purchased Assets, (ii) paid to the appropriate Tax Authority all Taxes that are shown to have come due pursuant to such returns or reports and (iii) paid to the appropriate Tax Authority all other Taxes not required to be reported on returns in connection with, relating to, or arising out of, or imposed on the property of the Business for which a notice of assessment or demand for payment has been received or which have otherwise become due except for Taxes being properly contested in good faith.

                  (b) All such returns or reports were complete and accurate in all material respects at the time of filing and such returns which have not been audited do not contain a disclosure statement under Code Section 6662 (or any predecessor provision or comparable provision of any Law).

                  (c) There are no unpaid Taxes with respect to any period ending on or before the Closing Date which are or could give rise to a lien on the Purchased Assets or the Business, except for current Taxes not yet due and payable.

                  (d) Except as set forth on Schedule 2.14(d), (i) there are no pending audits or, to the best of Parent's and each Seller's knowledge, threatened audits or assessments relating to Taxes with respect to the Business or the Purchased Assets and (ii) there is no unassessed Tax deficiency proposed or to the best of Parent and each Seller's knowledge threatened against Parent or any Seller relating to or affecting the Purchased Assets or the Business, nor is any action or proceeding pending, or to the best of Parent's and each Seller's knowledge, threatened by any Governmental Entity for assessment, reassessment or collection of Taxes.

                  (e) Except as set forth on Schedule 2.14(e), none of the Purchased Assets (i) is property that is required to be treated as owned by another Person pursuant to the "safe harbor lease" provisions of former Section 168(f)(8) of the Code, (ii) is "tax-exempt use_property" within the meaning of Code Section 168(h) or (iii) directly or indirectly secures any Debt the interest on which is tax-exempt under Code Section 103(a).

                  (f) Except as set forth on Schedule 2.14(f), neither Seller has agreed to make, or is required to make, any adjustment under Code Section 263A or 481(a) or any comparable provision of state or foreign Tax Laws by reason of a change in accounting method or otherwise and neither Seller has changed a method of accounting or Inventory method, made or changed a tax election, or otherwise taken any action which is not in accordance with past practice that could accelerate a tax deduction from a period after the Closing Date to a period before the Closing Date or defer income from a period before the Closing Date to a period after the Closing Date.

                  (g) Except as set forth on Schedule 2.14(g), neither Seller is a party to any agreement, contract, arrangement or plan that has resulted or would or could result, separately or in the aggregate, in connection with this Agreement or any change of control of the Seller, in the payment of any "excess parachute payment" within the meaning of Code Section 280G.

                  (h) The amount of the reserves for value-added Taxes, real property Taxes, property Taxes and payroll Taxes reflected on the Closing Date Balance Sheet will be adequate to pay all Assumed Tax Liabilities.

                  2.15  Intellectual Property and Technology

                  (a) Schedule 2.15(a) contains a true, correct and complete list of all patents, trademarks, trade names, service marks and applications for the foregoing owned, used or held for use by either Seller with respect to the Business, except for matters listed on Schedule 2.15(b).

                  (b) Schedule 2.15(b) contains a true, correct and complete list of all Intellectual Property which has been registered in, filed in or issued by the PTO, the United States Copyright Office, any state trademark offices and the patent, trademark, copyright and other corresponding offices of foreign jurisdictions. All such registrations have been duly filed, registered and issued and are in full force and effect.

                  (c) Except as set forth on Schedule 2.15(c), Section 8 and 15 declarations and applications for renewal with respect to all U.S. registered trademarks and service marks listed in Schedule 2.15(b) were timely filed in and accepted by the PTO. No trademarks or service marks listed in
Schedule 2.15(b) have been abandoned.

                  (d) Schedule 2.15(d) sets forth all licenses or other agreements from or with third Persons under which either Seller uses or exercises any rights with respect to any of the Intellectual Property or Technology other than such licenses or other agreements that involve payments
of no more than $25,000 per year ("Small Licenses").   At the Closing, Sellers
will transfer to Buyer all Intellectual Property and Technology without payment of royalties, free and clear of any Liens.

                  (e) Except (i) as set forth on Schedule 2.15(e) or (ii) with respect to Small Licenses, the Sellers (as applicable) are the sole and exclusive owners of the Intellectual Property and Technology, free and clear of any Liens.

                  (f) Except as set forth on Schedule 2.15(f), neither Seller has received (and Parent and Sellers have no knowledge of) any written notice from any other Person pertaining to or challenging the right of either Seller (or any other Person) to use any of the Intellectual Property or any Technology, and there is no interference, opposition, cancellation, reexamination or other contest proceeding, administrative or judicial, pending or threatened with respect to any Intellectual Property or Technology.

                  (g) Except as set forth on Schedule 2.15(g), no licenses have been granted by either Seller and neither Seller has any obligation to grant licenses with respect to any Intellectual Property or Technology. No written claims have been made by either Seller of any violation or infringement by others of rights with respect to any Intellectual Property or Technology, and neither Parent nor Sellers know of any basis for the making of any such claim. Except in such cases as would not in the aggregate have a Material Adverse Effect, the use by each Seller of the Intellectual Property and Technology (past and present) has not violated or infringed any rights of other Persons, or constituted a breach of any Contract (or other agreement or commitment).

                  (h) The Intellectual Property and Technology includes all such rights necessary to conduct the Business as now conducted and, except (i) as set forth on Schedule 2.15(d) or (ii) with respect to Small Licenses, such rights will not be adversely affected by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

                  (i) There are no licenses or service, maintenance or other agreements or obligations of any nature whatsoever regarding the Intellectual Property or Technology between or among a Seller, on the one hand, and any Affiliate(s) of such Seller, on the other hand. All statements and representations made by each Seller or any of its Affiliates in any pending patent, copyright and trademark applications with respect to the Intellectual Property were true in all material respects as of the time they were made.

                  2.16 Brokerage. Neither Parent nor either Seller nor any of their respective Affiliates has made any agreement or taken any other action which might cause AlliedSignal or Buyer to become liable for a broker's or finder's fee or commission as a result of the transactions contemplated hereunder.

                  2.17 Product Warranties and Guarantees. Parent and each Seller has provided Buyer with true and correct copies of all written product and service warranties and guarantees in connection with Contracts listed on
Schedule 2.8(a).

                  2.18 Products Liability. There are no Liabilities of either Seller, fixed or contingent, asserted or, to the best of Parent's and each Seller's knowledge, unasserted, (a) with respect to any product Liability or any similar claim that relates to any product sold by either of the Sellers to others prior to the Closing, or (b) with respect to any claim for the breach of any express or implied product warranty or any other similar claim with respect to any product sold by either of the Sellers to others prior to the Closing, other than standard warranty obligations (to replace, repair or refund) made by a Seller in the ordinary course of the conduct of the Business to buyers of the respective products, and except in the case of the preceding clauses (a) and
(b) where such Liabilities would not exceed $500,000 in the aggregate for the Combined Business.

                  2.19  Labor Matters.

                  (a) To the best of Parent's and each Seller's knowledge, there have been no union organizing efforts with respect to either Seller conducted within the last three years and there are none now being conducted with respect to either Seller. The Sellers have not at any time during the three years prior to the date of this Agreement had, nor, to the best of Parent's and each Seller's knowledge, is there now threatened, a strike, work stoppage, work slowdown or other material labor dispute with respect to or affecting the Business. Except as set forth on Schedule 2.19, (i) no employee of either Seller is represented by any union or other labor organization; (ii) there is no charge or complaint, including any unfair labor practice charge or any claim of discrimination, which is pending with any Governmental Entity or, to the best of Parent's and each Seller's knowledge, threatened against either Seller relating to any of its employees; and (iii) there is no commitment or agreement to increase wages or modify the terms and conditions of employment of employees of either Seller other than ordinary course of the Business consistent with past practice. Parent and Sellers have provided Buyer with copies of any collective bargaining agreement or other agreement with any union or other labor organization representing employees of either Seller.

                  (b) Within six months prior to the date hereof, (i) neither Seller has effectuated (x) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Business or (y) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Business, (ii) neither Seller has been affected by any transaction or engaged in layoffs or employment terminations with respect to the Business sufficient in number to trigger application of any similar foreign, state or local law, and (iii) neither of the Sellers' employees has suffered an "employment loss" (as defined in the WARN Act).

                  2.20  Employee Benefits.

                  (a) Set forth on Schedule 2.20(a) is a true, correct and complete list of the following:

                        (i) Separately by location, the names, job titles and current salary or wage rates of all employees of each Seller and their hourly or yearly salary, together with a summary of all bonus, incentive compensation or other additional compensation or similar benefits paid to such persons for the 1997 fiscal year and estimated for the 1998 fiscal year;

                        (ii) Separately by location, the names, job titles and current salary or wage rates of all independent contractors, including any consultants, and leased employees who perform services for a Seller; and

                        (iii) All of (x) the employee benefit plans, arrangements or policies (whether or not written, whether U.S. or foreign, and whether or not subject to ERISA), including, without limitation, any stock option, stock purchase, stock award, retirement, pension, deferred compensation, profit sharing, savings, incentive, bonus, health, dental, hearing, vision, drug, life insurance, cafeteria, flexible spending, dependent care, fringe benefit, vacation pay, holiday pay, disability, sick pay, workers compensation, unemployment, severance pay, employee loan, educational assistance plan, policy or arrangement, and (y) any employment, indemnification, consulting or severance agreement, under which any employee or former employee of a Seller has any present or future right to benefits or under which a Seller has any present or future Liability

      (collectively, the "Plans"). Schedule 2.20(a) indicates which Plans are maintained for employees employed in the United States (collectively, "U.S. Plans") and which Plans are maintained for employees employed outside of the United States (collectively, "Foreign Plans").

                  (b) Parent or Sellers have made available to Buyer a complete and correct copy of each Plan document or a written description of any unwritten plan; the most recent summary plan description or similar booklet for any Plan; and any employee handbook applicable to employees of a Seller.

                  (c) Except (i) as set forth on Schedule 2.20(c) or (ii) in such cases as would not in the aggregate have a Material Adverse Effect:

                        (i) Neither Parent nor either Seller nor any of their Affiliates has communicated to present or former employees of a Seller, or formally adopted or authorized, any additional Plan or any change in or termination of any existing Plan.

                        (ii)        Each Plan has been operated and
      administered in accordance with its terms, the terms of any applicable collective bargaining agreement, and all applicable Laws.

                        (iii) Each U.S. Plan which is a "group health plan" subject to the continuation coverage requirements of Section 4980B of the Code and Part 6 of Title I of ERISA ("COBRA") which is maintained by a Seller or any of its Affiliates has been operated and administered, in all material respects, in accordance with such requirements.

            (d) Schedule 2.20(d) identifies each U.S. Plan which provides health, life insurance or other welfare benefits to retired or other terminated employees of a Seller other than continuation coverage required by COBRA and the Sellers have the ability to amend or terminate any such Plan.

            (e) Except in such cases as would not in the aggregate have a Material Adverse Effect, with respect to any Plan, no actions, suits, claims or proceedings (other than routine claims for benefits) are pending or, to the best of Parent's and each Seller's knowledge, threatened, and no facts or circumstances exist which could be reasonably expected to give rise to any such actions, suits, claims or proceedings.

            (f) Except in such cases as would not in the aggregate have a Material Adverse Effect, no Plan is currently under governmental investigation or audit, and to the best of Parent's and each Seller's knowledge, no such investigation or audit is contemplated or under consideration.

            (g) Except in such cases as would not in the aggregate have a Material Adverse Effect, no event has occurred and no condition exists that could be reasonably expected to subject AlliedSignal or Buyer, directly or indirectly, to any tax, fine, penalty or other Liability arising under, or with respect to, any employee benefit plan currently or previously maintained by either Seller or any Person that is or was a member of a controlled group with, under common control with, or otherwise required to be aggregated with, either Seller under Section 414(b), (c), (m) or (o) of the Code.

            (h) No lien has arisen or is expected to arise under the Code or ERISA on the Purchased Assets.

            (i)   No U.S. Plan is a "multiemployer plan" within the  meaning of
Section 3(37)(A) of ERISA, and neither Seller has any outstanding Liability with respect to any such plan (contingent or otherwise).

            (j) Except (i) as set forth on Schedule 2.20(j) or (ii) in such cases as would not in the aggregate have a Material Adverse Effect, neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement, will (x) increase the amounts of benefits otherwise payable under any Plan, (y) result in the acceleration of the time of payment, exercisability, funding or vesting of any such benefits, or (z) result in any payment (whether severance pay or otherwise) becoming due to, or with respect to, any employee or director of a Seller.

            (k) No employee of any Seller is employed outside of the United States and Sellers have no Foreign Plans.

            2.21 No Pending Litigation or Proceedings. Except as set forth on Part A of Schedule 2.21, there are no actions, suits, investigations or proceedings pending against or affecting, or, to the best of Parent's and each Seller's knowledge, threatened against, Parent, either Seller, the Business or any of the Purchased Assets before any arbitrator or Governmental Entity (including the United States Environmental Protection Agency, the United States Equal Employment Opportunity Commission or any similar Governmental Entity) that would materially and adversely affect their ability to perform their obligations under this Agreement. Except as set forth on Part B of Schedule 2.21, there are no outstanding judgments, decrees, writs, injunctions or orders of any arbitrator or Governmental Entity against Parent or either Seller which relate to or arise out of the conduct of the Business or the ownership, condition or operation of the Business or the Purchased Assets except in such cases as would not in the aggregate have a Material Adverse Effect.

            2.22 Insurance. Schedule 2.22 lists each Seller's policies and contracts in effect as of the date hereof for insurance covering the Purchased Assets or Assumed Liabilities and the operation of the facilities constituting the Business owned or held by the Sellers, together with the risks insured against, coverage limits and deductible amounts. Sellers have made available to Buyer complete and correct copies of all such policies together with all riders and amendments thereto. Such policies are in full force and effect and all premiums due thereon have been paid. Each of the Sellers has complied in all material respects with the terms and conditions of such policies. The Sellers have made available to Buyer all books and records relating to workers compensation claims and all claims made by the Sellers under any policy of insurance during the five years prior to the date hereof with respect to the Business other than employee claims under health or medical insurance policies or coverage.

            2.23 Customers; Suppliers. As of the date of this Agreement, Part A of Schedule 2.23 contains a true, correct and complete list of (i) all Contracts to which any Major Customer is a party and (ii) all Major Suppliers, together with an estimate of all purchases from each Major Supplier for the last 12 months. Except as identified with an asterisk on Part A of Schedule 2.23, each of the Contracts listed thereon is fully assignable to Buyer without the consent, approval or waiver of any other Person. Except as set forth on Part B of Schedule 2.23, as of the date of this Agreement, neither Parent nor either Seller has received written notice within the preceding 12 months of any development (a) which could reasonably be expected to result in a Material Adverse Effect or (b) which indicates that a Major Customer will not purchase products of the Combined Business from Buyer during the 1998 fiscal year in amounts substantially equivalent (on a pro rata basis) to such purchases from such Seller in the 1997 fiscal year. Except as set forth on Part C of Schedule 2.23, as of the date hereof, no supplier of the Business (including any supplier of Intellectual Property) has threatened to refuse to sell its products or services to the Business except in such cases as would not in the aggregate have a Material Adverse Effect.

            2.24 Condition of Assets. Except as set forth on Schedule 2.24, the buildings, machinery, equipment, tools, furniture, improvements, sewers, pipes, transportation equipment and other fixed tangible Assets of the Business
(a) included in the Purchased Assets or (b) subject to any Contract included in the Purchased Assets are in sufficiently good operating condition and repair to conduct the Business as presently conducted, reasonable wear and tear excepted.

            2.25 All Assets. Except as set forth on Schedule 2.25 and for the Excluded Assets, the Purchased Assets (including any Assets, properties and rights subject to any Contract included in the Purchased Assets) constitute all the assets, properties and rights owned, used, or held for use in connection with, or that are otherwise related to or required for the conduct of, the Business as currently conducted by the Sellers on the date of this Agreement. Except as set forth on Schedule 2.25, none of the Purchased Assets are owned, in whole or in part, by any Person other than the Sellers.

            2.26  [Intentionally omitted.].

            2.27 Securities Matters. Except as set forth on Schedule 2.27, Sellers are acquiring the AlliedSignal Common Stock for their own account and without a present view to any distribution thereof or any present intention of distributing or selling the AlliedSignal Common Stock in violation of the federal securities laws. Each Seller is an "accredited investor" as such term is defined in Regulation D promulgated under the Securities Act. In evaluating the suitability of an investment in the AlliedSignal Common Stock, each Seller has relied solely upon the representations, warranties, covenants and agreements made by AlliedSignal herein and has not relied upon any other representations or other information (whether oral or written and including any estimates, projections or supplemental data) made or supplied by or on behalf of AlliedSignal or any Affiliate, employee, agent or other representative of AlliedSignal. Each Seller understands and agrees that it may not sell or dispose of any of the AlliedSignal Common

Stock other than pursuant to a registered offering or in a transaction exempt from the registration requirements of the Securities Act.

            2.28 SEC Filings. Parent has heretofore delivered to Buyer, and Buyer acknowledges receipt of, the following documents (the "Parent Reports"): (a) Parent's Annual Report on Form 10-K for the fiscal year ended March 31, 1997, (b) Parent's Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, and September 30, 1997, (c) Parent's proxy statement relating to its 1997 Annual Meeting of Stockholders, (d) Parent's Annual Report to Stockholders for 1997, and (e) any other report filed during 1997, and prior to the date of this Agreement, with the Securities and Exchange Commission under the Securities Act or the Exchange Act. Each Parent Report, as of its filing date, insofar as it relates to the Business, did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of circumstances under which they were made, not misleading.

            2.29  [Intentionally omitted.].

            2.30 Business Conduct. Except as discussed between Parent and Buyer on December 7, 1997, to the best of Parent's and each Seller's knowledge, during the past three years neither Seller, nor any director, officer, employee or third party acting on behalf thereof, has, in violation of any Law: (i) made any bribes, kickbacks or other payments, directly or indirectly, to any Person or any representative thereof, to obtain favorable treatment in securing business or otherwise to obtain special concessions for either Seller; (ii) made any bribes, kickbacks or other payments, directly or indirectly, to or for the benefit of any Governmental Entity or any official, employee or agent thereof, for the purpose of affecting his or her action or the action of the Governmental Entity that he or she represents to obtain favorable treatment in securing business or to obtain special concessions for the Seller; (iii) made any unlawful political contributions on behalf of either Seller; or (iv) otherwise used corporate funds of either Seller for any illegal purpose, including without limitation, any violation of the Foreign Corrupt Practices Act.

                                  ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF ALLIEDSIGNAL AND BUYER

            AlliedSignal and Buyer hereby jointly and severally represent and warrant to Parent and Sellers as follows:

            3.1 Organization and Good Standing. (a) AlliedSignal is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

            (b) Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. AlliedSignal is the sole member of Buyer. AlliedSignal owns all of the outstanding equity and profit interests in Buyer, free and clear of all Liens. Buyer is disregarded as an entity separate from AlliedSignal for federal tax purposes.

            3.2 Authorization and Enforceability. With respect to each of AlliedSignal and Buyer: (a) such entity has full power and authority to execute, deliver and perform this Agreement and the Transaction Documents to which such entity is a party, (b) the execution, delivery and performance by such entity of this Agreement and the Transaction Documents to which such entity is a party have been duly authorized by all necessary action on the part of such entity, (c) this Agreement has been duly executed and delivered by such entity, and, as of the Closing Date, the other Transaction Documents to which either entity is a party will be duly executed and delivered by such entity,
(d) this Agreement is a legal, valid and binding obligation of such entity, enforceable against such entity in accordance with its terms, and (e) as of the Closing Date, each of the other Transaction Documents to which such entity is a party will constitute the legal, valid and binding obligations of such entity, enforceable against such entity in accordance with its terms.

            3.3 No Violation of Laws or Agreements. The execution, delivery, and performance by AlliedSignal and Buyer of this Agreement and the Transaction Documents to which such entities (as applicable) are parties do not, and the consummation by AlliedSignal and Buyer (as applicable) of the transactions contemplated hereby and thereby, will not, (a) contravene any provision of the Certificate of Incorporation or Bylaws of AlliedSignal nor the Certificate of Formation or Limited Liability Company Agreement of Buyer, or
(b) except as set forth on Schedule 3.3, violate, conflict with, result in a breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or result in or permit the termination, modification, acceleration, or cancellation of,
(i) any indenture, mortgage, loan or credit agreement, license, instrument, lease, contract, plan, permit or other agreement or commitment, oral or written, to which either AlliedSignal or Buyer is a party, or by which any of either entity's Assets may be bound or affected, or (ii) any judgment, injunction, writ, award, decree, restriction, ruling, or order of any arbitrator or Governmental Entity or any applicable Law to which AlliedSignal or Buyer is subject.

            3.4 Consents. No consent, approval or authorization of, or registration or filing with, any Person (governmental or private) is required in connection with the execution, delivery and performance by AlliedSignal or Buyer of this Agreement, the other Transaction Documents to which AlliedSignal or Buyer is a party, or the consummation by AlliedSignal or Buyer of the transactions contemplated hereby or thereby except (a) as required by the HSR Act, (b) as required by the NYSE to list AlliedSignal Common Stock and (c) any required consent, approval or authorization of, or registration or filing with, any foreign governmental authority.

            3.5 AlliedSignal Common Stock. As of the date hereof, 1,000,000,000 shares of AlliedSignal Common Stock are authorized for issuance. As of November 30, 1997, 562,554,971 shares of AlliedSignal Common Stock were issued and outstanding and 153,902,513 shares of AlliedSignal Common Stock were held in the treasury of AlliedSignal or owned by any Subsidiary of AlliedSignal. AlliedSignal has a sufficient number of unreserved shares of AlliedSignal Common Stock to perform the transactions contemplated hereby. All shares of AlliedSignal Common Stock to be issued at the Closing, when so issued, will be duly authorized, validly issued, fully paid and non-assessable, free of preemptive rights and all Liens and will be issued in compliance with all applicable Laws. Parent acknowledges that

AlliedSignal has disclosed to Parent that AlliedSignal will be making open market and/or block purchases of AlliedSignal Common Stock during the period between the date hereof and the Closing Date. All such purchases shall comply with Rule 10b-18 under the Exchange Act.

            3.6 SEC Filings. AlliedSignal has heretofore delivered to Parent, and Parent acknowledges receipt of, the following documents (the "AlliedSignal Reports"): (a) AlliedSignal's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, (b) AlliedSignal's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1997, June 30, 1997 and September 30, 1997, (c) AlliedSignal's proxy statement relating to its 1997 Annual Meeting of Stockholders, (d) AlliedSignal's Annual Report to Stockholders for 1996, and (e) any other report filed during 1997, and prior to the date of this Agreement, with the Securities and Exchange Commission under the Securities Act or the Exchange Act. As of their respective dates, each of the AlliedSignal Reports complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and none contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Since January 1, 1996, AlliedSignal has timely filed all reports, registration statements and made all filings required to be filed with the SEC under the rules and regulations of the SEC.

            3.7 Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of AlliedSignal and its consolidated Subsidiaries included in or incorporated by reference into the AlliedSignal Reports (including any related notes and schedules) have been prepared in accordance with GAAP (except as may be indicated in the notes thereto or as permitted by the Securities Act or the Exchange Act in the case of unaudited financial statements included in or incorporated by reference into the AlliedSignal Reports) and fairly present the consolidated financial position of AlliedSignal and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations for the periods then ended, subject, in the case of the unaudited consolidated interim financial statements, to normal year-end adjustments and any other adjustments described therein.

            3.8 Brokerage. Neither AlliedSignal, Buyer nor any of their respective Affiliates has made any agreement or taken any other action which might cause Parent or either Seller to become liable for a broker's or finder's fee or commission as a result of the transactions contemplated hereunder.

                                   ARTICLE IV

                              ADDITIONAL COVENANTS

            4.1 Conduct of Business. Except (i) as otherwise specifically permitted by this Agreement or (ii) with the prior written consent of Buyer, from and after the date of this Agreement and until the Closing Date, Parent and Sellers agree that:

                  (a)   Sellers shall:

                        (i) conduct the Business as presently conducted and only in the ordinary course of business consistent with past practice; and

                        (ii) use their reasonable best efforts to preserve the business organization of the Business substantially intact, to keep available to Buyer the services of their respective employees, and to preserve for Buyer the goodwill of the suppliers, distributors, customers and others having business relationships with the Business.

                  (b) Parent and Sellers shall promptly inform AlliedSignal in writing of any specific event or circumstance (including, without limitation, any consecutive two week period in which any Major Customer fails to place orders with the Seller or Sellers with which it transacts business) of which any of them is aware, or of which any of them receives written or oral notice, that (i) has or is likely to have, individually or in the aggregate, taken together with other events or circumstances, a Material Adverse Effect, (ii) indicates that any Major Customer is terminating or intends to terminate any Contract (excluding termination upon expiration of the term of any Contract so long as such customer continues to purchase goods from the Combined Business) and/or indicates that any such customer intends to reduce its purchases from either Seller or (iii) indicates that any Major Supplier is terminating or intends to terminate any Contract (excluding termination upon expiration of the term of any Contract so long as such supplier continues to sell goods to the Combined Business) and/or indicates that any such Major Supplier intends to reduce its sales to either Seller, provided that any such oral notice reportable under this Section 4.1(b) shall be directed to a responsible Person at Parent or either Seller; and

                  (c)   Sellers shall not:

                        (i) change or modify in any material respect existing Inventory management or credit and collection policies, procedures and practices with respect to accounts receivable in any case relating to the Business;

                        (ii) enter into any Contracts, waive any rights or enter into any other transactions which individually or in the aggregate would have a Material Adverse Effect;

                        (iii) mortgage, pledge or subject to any Lien (other than Permitted Liens) any of the Purchased Assets;

                        (iv) change any compensation or benefits or grant any material new compensation or benefits payable to or in respect of any employee of the Business (except, for regularly scheduled merit increases in the ordinary course of business consistent with past practice);

                        (v) sell, lease or otherwise transfer any Assets, except Inventory in the ordinary course of the Business, necessary, or otherwise material to the conduct of, the Business which would constitute Purchased Assets;

                        (vi) change either Seller's method of accounting or keeping its books of account or accounting practices with respect to the Business, except as required by GAAP;

                        (vii) take or omit to take any action which if taken or omitted prior to the date hereof would constitute or result in a breach of any representations or warranties of Parent or Sellers set forth herein;

                        (viii) enter into any Contract (except sales contracts with customers in the ordinary course of the Business and except for such Contracts which may be terminated by Buyer without penalty or Liability on no more than 30 days' notice) that would create a Liability for the Business in excess of $200,000 per year without obtaining AlliedSignal's prior written consent, such consent not to be unreasonably withheld;

                        (ix) create, incur or assume any Debt not currently outstanding, other than current Liabilities incurred in the ordinary course of business;

                        (x) amend their charters, bylaws or other organizational documents;

                        (xi) authorize, issue, sell or otherwise dispose of any capital stock of either Seller or amend the terms thereof;

                        (xii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the capital stock of either of the Sellers, or redeem or otherwise acquire any of the capital stock of either of the Sellers;

                        (xiii) make any loans, advances or capital contributions to, or investments in, any Person;

                        (xiv) acquire, sell, lease or dispose of any Assets used or held for use in the Business, other than (x) sales of Inventory in the ordinary and usual course of business consistent with past practice or (y) purchases of goods for use in the Business in the ordinary and usual course of business consistent with past practice;

                        (xv) with respect to the Business, pay, discharge or satisfy any claims, Liabilities (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of Liabilities reflected or reserved against in, or contemplated by, the Balance Sheet or incurred in the ordinary course of business consistent with past practice;

                        (xvi) disclose to any third party or enter into any Technology license or agreement to disclose to any third party any Intellectual Property, except in the ordinary and usual course of business and pursuant to written confidentiality agreements;

                        (xvii)      enter into any labor agreement;

                        (xviii)     sell or dispose of any significant amount
            of old or obsolete Inventory; or

                        (xix) make capital expenditures in excess of $50,000 individually or $250,000 in the aggregate for the Combined Business;

                        (xx) agree in writing or otherwise to take any of the foregoing actions.

            4.2 Mutual Covenants. The parties hereto mutually covenant from the date of this Agreement to the Closing Date (and subject to the other terms of this Agreement):

                  (a) to cooperate with each other in determining whether filings are required to be made or consents required to be obtained in any jurisdiction in connection with the consummation of the transactions contemplated by this Agreement and in making or causing to be made any such filings promptly and in seeking to obtain timely any such consents (each party hereto shall furnish to the other and to the other's counsel all such information as may be reasonably required in order to effectuate the foregoing action); and

                  (b) to advise the other parties promptly if such party determines that any condition precedent to its obligations hereunder will not be satisfied in a timely manner.

            4.3 Filings and Authorizations. The parties hereto will, as promptly as practicable, and in the case of filings under the HSR Act no later than five Business Days after the date of this Agreement, make or cause to be made all such filings and submissions under Laws applicable to them or their Affiliates as may be required to consummate the terms of this Agreement, including all notifications and information to be filed or supplied pursuant to the HSR Act. The parties hereto shall also provide as promptly as possible full responses to any requests for additional information made of them under the HSR Act. Any such filings, including any supplemental information and requests for additional information under the HSR Act, will be in substantial compliance with the requirements of the applicable Law. Each of AlliedSignal and Buyer, on the one hand, and Parent and Sellers, on the other hand, shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission which is necessary under the HSR

Act. Parent, Sellers, AlliedSignal and Buyer shall keep each other apprised of the status of any communications with, and inquiries or requests for additional information from, any Governmental Entity, including the FTC and the Antitrust Division, and shall comply promptly with any such inquiry or request. Each of Parent and AlliedSignal shall use its reasonable efforts to obtain any clearance required under the HSR Act for the purchase and sale of the Purchased Assets in accordance with the terms and conditions hereof. Nothing contained in this Agreement, including under this Section 4.3 and Sections 4.8 and 4.13, will require or obligate (a) Parent, the Sellers, AlliedSignal, Buyer or their respective Affiliates to initiate, pursue or defend any litigation to which any Governmental Entity (including the Antitrust Division and the FTC) is a party or (b) AlliedSignal, Buyer or their respective Affiliates (i) to agree or otherwise become subject to any limitations on (x) the right of AlliedSignal, Buyer or their respective Affiliates effectively to control or operate the Business, (y) the right of AlliedSignal, Buyer or their respective Affiliates to acquire or hold the Business, or (z) the right of AlliedSignal or Buyer to exercise full rights of ownership of the Business or all or any portion of the Purchased Assets, or (ii) to agree or otherwise be required to sell or otherwise dispose of, hold separate (through the establishment of a trust or otherwise), or divest itself of all or any portion of the business, Assets or operations of AlliedSignal, Buyer, any Affiliate of AlliedSignal or Buyer or the Business. The parties agree that no representation, warranty or covenant of Parent, Sellers, AlliedSignal or Buyer contained in this Agreement shall be breached or deemed breached as a result of the failure by any party hereto or any of its Affiliates to take any of the actions specified in the preceding sentence.

            4.4 Public Announcement. No party hereto shall make or issue, or cause to be made or issued, any public announcement or written statement concerning this Agreement or the transactions contemplated hereby without the prior written consent of the other party hereto (which will not be unreasonably withheld or delayed), unless counsel to such party advises that such announcement or statement is required by law or the rules of any securities exchange on which securities of any Affiliate of Parent are traded (in which case the parties hereto shall make reasonable efforts to consult with each other prior to such required announcement).

            4.5 Investigation. Sellers shall give AlliedSignal and its representatives (including AlliedSignal's accountants, consultants, counsel and employees), upon reasonable notice and during normal business hours, reasonable access to the properties (including any Equipment and any Acquired Real Property), Contracts, employees, books, records and affairs of the Sellers to the extent relating to the Business and the Purchased Assets (provided that such access does not unreasonably disrupt the conduct of the Business), and shall cause their respective officers, employees, agents and representatives to furnish to AlliedSignal all documents, records and information (and copies thereof), to the extent relating to the Business and the Purchased Assets, as AlliedSignal may reasonably request. Parent and Sellers may reasonably limit the number of representatives of AlliedSignal provided access hereby. No investigation or receipt of information by AlliedSignal pursuant to, or in connection with, this Agreement, shall diminish or obviate any of the representations, warranties, covenants or agreements of Parent or Sellers under this Agreement or the conditions to the obligations of Buyer under this Agreement. All information provided to AlliedSignal or Buyer under this Agreement shall be held subject to the terms and conditions of the Confidentiality Agreement.

            4.6  Taxes.

            (a) Parent and each Seller shall jointly and severally be responsible for and shall pay any and all Taxes arising or resulting from the conduct of the Business or the ownership of the Purchased Assets on or prior to the Closing Date, which Liability shall be a Non-Assumed Liability (including, without limitation, the sale of the Business and the Purchased Assets on the Closing Date pursuant to this Agreement).

            (b) Buyer shall be responsible for and shall pay any and all Taxes arising or resulting from the conduct of the Business or the ownership of the Purchased Assets after the Closing Date (excluding without limitation, the sale of the Business and the Purchased Assets or the Closing Date pursuant to this Agreement), which Liability shall be an Assumed Liability.

            (c) Each Seller hereby acknowledges that for FICA and FUTA purposes, Buyer qualifies as a successor employer with respect to the retained employees. In connection with the foregoing, the parties agree to follow the "Alternative Procedures" set forth in Section 5 of the Revenue Procedure 96-60, 1996-2C.B.399. Each affected Seller and Buyer understands that Buyer shall assume the affected Seller's entire obligation to furnish a Form W-2, Wage and Tax Statement to the employees of the Business for calendar year ending December 31, 1998.

            (d) In addition to all personnel files and records relating to employees of the Business that each Seller shall deliver to the Buyer when their employment commences with Buyer as otherwise required by this Agreement, each Seller shall timely provide Buyer with any and all other information it needs to properly comply with the requirements of the final sentence of Section 4.6(c).

            (e) Each Seller acknowledges that for state unemployment Tax purposes, each Seller will permit Buyer to apply for a transfer of such Seller's rating account with respect to its Business. Each Seller shall deliver to Buyer within a reasonable time after request therefor, with respect to its Business, copies of such Seller's (i) Form 940, Employer's Annual Federal Unemployment Tax Returns for 1995 and 1996, (ii) state unemployment tax rate notices for 1995 and 1996, and (iii) benefit change statements that itemize claims charged against the state account of such Seller in each state in which the Business is operated for the four most recent calendar quarters.

            (f) Parent, Sellers and Buyer shall each, and Parent shall cause DA to (i) provide the other with such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax return, any audit or other examination by any Taxing Authority or any judicial or administrative proceeding with respect to Taxes, (ii) retain and provide to the other any records or other information which may be relevant to such return, audit examination or proceeding, and (iii) provide to the other any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax return of the other for any period (which shall be maintained confidentially). Without limiting the generality of the foregoing, Buyer, Sellers and Parent shall, and Parent shall cause DA to, retain, until the applicable statutes of limitations (including all extensions) have expired, copies of all Tax returns, supporting workpapers, and other books and records or information which may be relevant to such returns for all Tax periods or portions thereof ending before or including the Closing Date, and shall not destroy or dispose of such records or information without first providing the other party with a reasonable opportunity to review and copy the same.

            (g) Parent agrees that neither Seller will be liquidated and that Sellers in the aggregate will retain assets of at least $1,000,000. Buyer, Parent and each Seller intend that Buyer's acquisition of the Business and Purchased Assets from the Sellers pursuant to this Agreement shall be a taxable transaction and, assuming compliance by Parent with the covenant set forth in the immediately preceding sentence, each of the parties agrees to treat such acquisition in such manner for all tax purposes, including, without limitation, for all purposes on any federal or state income or franchise tax return filed by any party after the Closing Date. Parent, Sellers and Buyer mutually agree to the allocation of the Initial Purchase Price among such Purchased Assets, in accordance with Code Section 1060. In the event of an adjustment to the Initial Purchase Price as provided in Section 1.6(f) and
Section 9.15 of the Aerospace Agreement, any such adjustment due to a change in a particular class of Purchased Assets shall be allocated on a dollar for dollar basis to the applicable class. The parties shall mutually agree to the allocation of the adjustment within thirty (30) days after the determination of such adjusted Initial Purchase Price. Each of the parties agrees to report this transaction for tax purposes in accordance with such allocation of the Initial Purchase Price or the adjusted Initial Purchase Price, including, without limitation, for all purposes on any federal or state income or franchise tax return filed by any party after the Closing Date.

            (h) Neither Parent nor either Seller shall, and Parent shall cause DA not to, make a new or change any existing Tax election, change a method of accounting or Inventory method, file any amended Tax return, enter into any closing agreement, settle any Tax claim or assessment, or take or omit to take any other action not consistent with past practice, if any such action or omission would have the effect of increasing the Tax Liability of AlliedSignal or Buyer with respect to the Business and Purchased Assets for any period after the Closing Date.

            (i) AlliedSignal and Buyer, on the one hand, and Parent and Sellers, on the other hand, shall equally bear all Transfer Taxes. Parent, Sellers and Buyer shall, and Parent shall cause DA to, cooperate in timely making and filing all Tax Returns as may be required to comply with the provisions of any Transfer Tax laws. To the extent legally able to do so, Buyer shall deliver to Parent and Sellers exemption certificates satisfactory in form and substance to Parent and Sellers with respect to Transfer Taxes if such delivery would reduce the amount of Transfer Taxes that would otherwise be imposed.

            (j)   [Intentionally omitted.]

            (k)   [Intentionally omitted.]

            (l)   [Intentionally omitted.]

            4.7  Certain Deliveries.

            (a) Within thirty (30) days after the end of each month ending after the date of this Agreement and prior to the Closing Date, Parent and Sellers shall prepare and furnish to or cause to be furnished to AlliedSignal a copy of the monthly financial reports for the Combined Business prepared after September 30, 1997 (including unaudited balance sheet and income statements) for each such month and the fiscal year to the end of such month). All of the foregoing financial statements shall comply with the requirements concerning unaudited financial statements set forth in Section 2.6. In addition, Parent and Sellers shall furnish AlliedSignal, upon request, with copies of regular management reports, if any, concerning the operation of the Business within ten (10) days after such reports are prepared.

            (b) Each Seller shall provide AlliedSignal, within five days of the execution or the date of receipt thereof, a copy of each Contract entered into by either Seller after the date hereof and prior to the Closing Date which, if entered into prior to the date hereof would have been required to be disclosed on Part A of Schedule 2.8(a).

            (c) Within five days after the date of filing thereof, AlliedSignal or Parent, as the case may be, shall furnish to the other a copy of each report filed by AlliedSignal or Parent, as the case may be, after the date of this Agreement and prior to the Closing Date under the Securities Act or the Exchange Act.

            4.8 Consents. Prior to the Closing, Parent and Sellers shall give any notices and obtain all waivers, licenses, agreements, permits, consents, approvals or authorizations of any Governmental Authority that are required to be obtained by either Seller pursuant to any Contract or Permit or otherwise in order to consummate the transactions contemplated hereunder, and all of such shall be in a written form agreeable to AlliedSignal and in full force and effect and without conditions or limitations that restrict the ability of the parties hereto to carry out the transactions contemplated hereby.

            4.9 Releases. At the Closing, all intercompany Debt (other than receivables and payables arising from ordinary course commercial transactions) between the Sellers, on the one hand, and the Parent and its Subsidiaries other than the Sellers, on the other hand, shall be canceled and all such amounts shall be deemed to be capital contributions to the entity owing such Debt.

            4.10 Real Property. Within thirty (30) days after the date hereof, Parent and Sellers shall deliver or cause to be delivered to Buyer current, as-built ALTA surveys of the Owned Real Property (the cost of which shall be borne 50% by Parent and 50% by Buyer); such surveys to be dated within thirty (30) days of the date hereof and to be reasonably acceptable to Buyer. Such surveys shall be performed by licensed surveyors designated by Buyer and shall be certified to Buyer, Buyer's title insurance companies and others as Buyer shall request. The surveys shall be in form sufficient to cause Buyer's title insurance companies to insure such surveys, and shall be an ALTA/ACSM Land Title Survey, prepared in accordance with the "Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys as adopted by American Land Title Association and American Congress on Surveying & Mapping", and shall meet the currently effective Accuracy Standards for an Urban Survey adopted by said organizations and shall include such optional survey responsibilities and specifications as Buyer reasonably shall select.

            4.11  Environmental.  At or prior to Closing, Parent and
Sellers shall deliver or cause to be delivered all such necessary applications, approvals or consents required to transfer all Permits required for the continued operation of the Business and the Purchased Assets after the Closing Date in compliance with Environmental Laws. Within thirty (30) days after execution of this Agreement, Sellers shall identify to Buyer any of the Purchased Assets that are subject to the requirements of any Laws that condition, restrict, prohibit or require notification or disclosure for environmental reasons upon the transfer, sale, lease or closure of certain property; and Sellers shall deliver on or prior to the Closing Date, all necessary applications, approvals, or consents required by such Laws.

            4.12 Ancillary Agreements. At or prior to the Closing, the applicable parties shall enter into each of the Ancillary Agreements.

            4.13 Reasonable Best Efforts. Without limiting the specific obligations of any party hereto under any covenant or agreement hereunder, each party hereto shall use reasonable best efforts to take all action and do all things necessary in order to promptly consummate the transactions contemplated hereby, including, without limitation, satisfaction, but not waiver, of the Closing conditions set forth in Article V.

            4.14 Negotiations. From the date hereof until the termination of this Agreement in accordance with its terms, Parent and Sellers, on behalf of themselves and their Affiliates, agree that, except as permitted under the Aerospace Agreement, Parent, Sellers and their Affiliates will deal exclusively and in good faith with AlliedSignal and Buyer with respect to any transaction involving the sale, transfer or other disposition of the Purchased Assets or the Business; and neither Parent, Sellers, their Affiliates nor any of their officers, directors, employees, lenders, investment banking firms, advisors or other agents, or any Person acting on their behalf, will solicit any inquiries or proposals by, or engage in any discussions or negotiations with, or furnish any nonpublic information to or enter into any agreement with, any Person other than AlliedSignal or Buyer concerning the sale or other disposition of the Purchased Assets or the Business or the merger, consolidation, sale of securities or other transaction involving Parent or either of the Sellers, if such merger, consolidation, sale or other transaction would be inconsistent, in any respect, with the transactions contemplated by this Agreement, and will promptly notify AlliedSignal of the substance of any inquiry or proposal concerning any such transaction that may be received by Parent, Sellers or their Affiliates.

            4.15 U.S. Government Contracts. As soon as practicable following the date of this Agreement and only after Buyer's written request, with respect to each Government Contract, AlliedSignal and Buyer shall assist Parent and Sellers to either obtain written confirmation reasonably satisfactory in form and substance to Buyer that novation of such Government Contract is not required, or, if not received prior to the Closing Date, submit to the cognizant responsible contracting officer, as soon as practicable after the Closing Date (i) a written request that the U.S. Government enter into a novation agreement contemplated by FAR 42.1204 (a "Novation Agreement") with Buyer with respect to each Government Contract and (ii) a Novation Agreement executed by the Seller party thereto for each Government Contract. Parent, Sellers, AlliedSignal and Buyer shall coordinate their efforts to facilitate the actions required by this
Section 4.15 and Parent agrees to take all necessary action to assist Sellers prior to and after the Closing in connection therewith, including without limitation, upon Buyer's written request, obtaining such consents after the Closing, informing the appropriate governmental personnel of the pending transaction and of the planned novation.

            4.16 NYSE Listing. AlliedSignal shall take all reasonable action required to obtain from the NYSE, prior to the Closing Date to have duly approved for listing, subject to official notice of issuance, the shares of AlliedSignal Common Stock to be issued hereunder at the Closing.

            4.17  [Intentionally omitted.]

            4.18 Seller Debt. Prior to the Closing, Parent shall cause all remaining payments on all capitalized leases to be paid and use its reasonable best efforts to cause all cash accounts of the Sellers to be reduced to zero with no negative or positive balances. Buyer acknowledges that the funding of negative balances will increase Closing Date Net Worth.

            4.19  [Intentionally omitted.]

            4.20 Product Liability Insurance. At Parent's request, AlliedSignal shall use reasonable commercial efforts to procure, to the extent available, at Parent's expense, product liability insurance covering products manufactured or distributed by the Sellers prior to the Closing Date. Upon receipt of any premium notice relating to such insurance, AlliedSignal shall notify Parent and Parent shall promptly pay to AlliedSignal the amount of the premium due. Parent acknowledges and agrees that AlliedSignal is free to ascribe any adverse claim experience, to the extent reasonably identifiable to products manufactured or distributed by the Sellers prior to the Closing Date, to such policy, so that (to such extent) such adverse claim experience does not adversely affect other product liability premiums being paid by AlliedSignal.

            4.21 United Kingdom Assets. Parent shall cause the transfer to Buyer or its designee of the Assets located in the United Kingdom related to the Combined Business.

                                   ARTICLE V

                              CONDITIONS PRECEDENT

            5.1 Conditions Precedent to Obligations of AlliedSignal and Buyer. The obligations of Buyer to purchase (and of AlliedSignal to cause Buyer to purchase) the Purchased Assets and assume (and of AlliedSignal to cause Buyer to assume) the Assumed Liabilities and to consummate the other transactions contemplated hereby are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any one or more of which may be waived in writing in whole or in part by Buyer in its sole discretion):

            (a) Representations, Warranties and Covenants. Each of the representations and warranties of Parent and Sellers contained in this Agreement or in any Transaction Document delivered in connection herewith shall be true and correct in all material respects on and as of the date of this Agreement and at and as of the Closing with the same effect as though such representations and warranties had been made at and as of the Closing, except for representations and warranties that speak as of a specific date or time other than the Closing (which need only be true and correct in all material respects as of such date or time); provided, however, that if any such representation or warranty is already qualified by materiality, for purposes of determining whether this condition has been satisfied, such representation or warranty as so qualified shall be true and correct in all respects. Parent and Sellers shall have performed and complied in all material respects with each covenant and agreement required by this Agreement to be performed or complied with by them at or prior to the Closing. Parent and each Seller shall furnish AlliedSignal and Buyer with a certificate of such company dated the Closing Date and signed by a senior executive officer of Parent or such Seller, as the case may be, to the effect that the conditions set forth in this Section 5.1(a) have been satisfied.

            (b) HSR Act. The applicable waiting period under the HSR Act (including any extensions thereof) with respect to the transactions contemplated hereby shall have expired or been terminated.

            (c) Stock Exchange Listing. The NYSE shall have duly approved for listing, subject to official notice of issuance, the shares of AlliedSignal Common Stock to be issued hereunder at the Closing.

            (d) Required Consents. Parent and the Sellers shall have obtained all statutory and regulatory consents and approvals which are required under any applicable Laws in order to consummate the transactions contemplated hereby and to permit Buyer to conduct the Business as conducted as of the date of this Agreement and all other necessary consents and approvals of third parties (other than any customer or supplier of the Business) to the transactions contemplated hereby, other than those the failure of which to obtain, individually and in the aggregate, would not have a Material Adverse Effect.

            (e) Injunction; Litigation; Legislation. (i) Parent, the Sellers, AlliedSignal and Buyer shall not be subject to any order or injunction by any Governmental Entity restraining or prohibiting the consummation of the transactions contemplated hereby, (ii) no action or proceeding shall have been instituted before any Governmental Entity to restrain or prohibit, or to obtain substantial damages in respect of, the consummation of the transactions contemplated hereby, (iii) none of the parties hereto shall have received written notice from any Governmental Entity of (x) its intention to institute any action or proceeding to restrain, enjoin or nullify this Agreement or the transactions contemplated hereby, or to commence any investigation (other than a routine letter of inquiry, including a routine civil investigative demand) into the consummation of the transactions contemplated hereby or (y) the actual commencement of such investigation, (iv) there shall not be any pending or threatened litigation, suit, action or proceeding by any party which would reasonably be expected to limit or materially adversely affect Buyer's ownership of the Purchased Assets or the Buyer under the Aerospace Agreement's ownership of the Aerospace Purchased Assets and (v) no Law shall have been promulgated or enacted by any Governmental Entity, which would prevent or make illegal the consummation of the transactions contemplated hereby.

            (f) Documents. Parent and the Sellers shall have delivered to Buyer at the Closing such other documents and instruments as shall be reasonably necessary to transfer to Buyer the Purchased Assets as contemplated by this Agreement. Parent and Sellers shall have delivered all the certificates, instruments, contracts and other documents specified to be delivered by each of them hereunder.

            (g)   Aerospace Closing.  (i) All conditions to the Closing
(as defined in the Aerospace Agreement) shall have been satisfied or waived and
(ii) the Closing (as defined in the Aerospace Agreement) shall be consummated simultaneously with the consummation of the Closing hereunder.

            (h) Escrow Agreement. Parent and the Escrow Agent shall have executed and delivered to AlliedSignal the Escrow Agreement.

            5.2  Conditions Precedent to Obligations of Parent and
Sellers. The obligations of Sellers to sell, and Parent to cause to be sold, the Purchased Assets and to consummate the other transactions contemplated hereby are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any one or more of which may be waived in writing in whole or in part by Parent (acting on its own behalf and on behalf of Sellers) in its sole discretion):

            (a) Representations, Warranties and Covenants. Each of the representations and warranties of AlliedSignal and Buyer contained in this Agreement and in any Transaction Document delivered in connection herewith shall be true and correct in all material respects on and as of the date of this Agreement and at and as of the Closing with the same effect as though such representations and warranties had been made at and as of the Closing, except for representations and warranties that speak as of a specific date or time other than the Closing (which need only be true and correct in all material respects as of such date or time); provided, however, that if any such representation or warranty is already qualified by materiality, for purposes of determining whether this condition has been satisfied, such representation or warranty as so qualified shall be true and correct in all respects. AlliedSignal and Buyer shall have performed or complied in all material respects with each covenant and agreement required by this Agreement to be performed or complied with by it at or prior to the Closing. AlliedSignal or Buyer, as the case may be, shall furnish Sellers with a certificate dated the Closing Date and signed by a senior executive officer of Buyer to the effect that the conditions set forth in this Section 5.2(a) have been satisfied.

            (b) HSR Act. The applicable waiting period under the HSR Act (including any extensions thereof) with respect to the transactions contemplated hereby shall have expired or been terminated.

            (c) Stock Exchange Listing. The NYSE shall have duly approved for listing, subject to official notice of issuance, the shares of AlliedSignal Common Stock to be issued hereunder at the Closing.

            (d) Injunction; Litigation; Legislation. (i) Parent, the Sellers, AlliedSignal and Buyer shall not be subject to any order or injunction by any Governmental Entity restraining or prohibiting the consummation of the transactions contemplated hereby, (ii) no action or proceeding shall have been instituted before any Governmental Entity to restrain or prohibit, or to obtain substantial damages in respect of, the consummation of the transactions contemplated hereby, (iii) none of the parties hereto shall have received written notice from any Governmental Entity of (x) its intention to institute any action or proceeding to restrain, enjoin or nullify this Agreement or the transactions contemplated hereby, or to commence any investigation (other than a routine letter of inquiry, including a routine civil investigative demand) into the consummation of the transactions contemplated hereby or (y) the actual commencement of such investigation and (iv) no Law shall have been promulgated or enacted by any Governmental Entity, which would prevent or make illegal the consummation of the transactions contemplated hereby.

            (f) Documents. AlliedSignal and Buyer shall have delivered to Sellers at the Closing such other documents and instruments as shall be reasonably necessary for the assumption by Buyer of the Assumed Liabilities as contemplated by this Agreement. AlliedSignal and Buyer shall have delivered all the certificates, instruments, contracts and other documents specified to be delivered by it hereunder.

            (g)   Aerospace Closing.  (i) All conditions to the Closing
(as defined in the Aerospace Agreement) shall have been satisfied or waived and
(ii) the Closing (as defined in the Aerospace Agreement) shall be consummated simultaneously with the consummation of the Closing hereunder.

            (h) Registration Rights Agreement. AlliedSignal shall have executed and delivered to Parent a registration rights agreement substantially in the form of Exhibit 1.9(b)(vi) of the Aerospace Agreement with such changes as may reasonably be requested by Citicorp USA, Inc. provided that such changes shall not provide for (i) more than a single demand registration right, (ii) a period of longer than 180 days during which the Registration Statement must be kept in effect or (iii) the payment of expenses by a party other than Citicorp USA, Inc. or Parent.

            (i) Escrow Agreement. AlliedSignal and the Escrow Agent shall have executed and delivered to Parent the Escrow Agreement.

                                   ARTICLE VI

                          CERTAIN ADDITIONAL COVENANTS

            6.1 Expenses. Except as otherwise expressly provided in this Agreement, each of the parties hereto shall each bear its respective accounting, legal and other expenses incurred in connection with the transactions contemplated by this Agreement.

            6.2 Maintenance of Books and Records. Parent, Sellers and Buyer shall cooperate fully with each other after the Closing so that (subject to any limitations that are reasonably required to preserve any applicable attorney-client privilege) each party hereto has access to the business records, contracts and other information existing at the Closing Date and relating in any manner to the Purchased Assets, the Assumed Liabilities or the conduct of the Business (whether in the possession of Parent, Sellers or Buyer). No files, books or records existing at the Closing Date and relating in any manner to the Purchased Assets or the conduct of the Business prior to the Closing Date shall be destroyed by any party hereto for a period of six years after the Closing Date without giving the other party at least 30 days' prior written notice, during which time such other party shall have the right (subject to the provisions hereof) to examine and to remove any such files, books and records prior to their destruction. The access to files, books and records contemplated by this Section 6.2 shall be during normal business hours and upon not less than two business days' prior written request, shall be subject to such reasonable limitations as the party having custody or control thereof may impose to preserve the confidentiality of information contained therein, and shall not extend to material subject to a claim of privilege unless expressly waived by the party entitled to claim the same.

            6.3  [Intentionally omitted.]

            6.4  Non-Competition/Non-Solicitation.

            (a) Parent and each Seller covenants and agrees that, if the Closing is consummated, for a period of three years after the Closing Date, it will not, and will cause Parent Subsidiaries not to, engage in the business of supplying to the aerospace industry aircraft hardware, chemicals or related support services (or any portion thereof) anywhere in the world (the "Competitive Activities"), except for (i) the sale of any Inventory of such hardware or chemicals owned by such Person or consigned to such Person as of the date hereof, the value of which Inventory is estimated to be approximately $5,000,000 or (ii) the sale of any Inventory of such hardware or chemicals hereafter acquired by such Person as part of a bulk purchase or hereafter consigned to such person as part of a bulk consignment, but only after such Person has offered to sell such hardware or chemicals to Buyer at commercially reasonable prices for such quantities as would be charged to distributors of such products; provided, however, that nothing herein shall be construed to prevent Parent, Sellers, and/or any of their respective Affiliates from owning, in the aggregate, up to 10% of the stock or equity interest in any Person that engages in such business or any portion thereof. It is the desire and intent of the parties hereto that the provisions of this Section 6.4 shall be enforced to the fullest extent permitted under the laws and public policies of each jurisdiction in which enforcement is sought. If any court determines that any provision of this Section 6.4 is unenforceable, such court shall have the power to reduce the duration or scope of such provision, as the case may be, or terminate such provision and, in reduced form, such provision shall be enforceable; it is the intention of the parties that the foregoing restrictions shall not be terminated, unless so terminated by a court, but shall be deemed amended to the extent required to render them valid and enforceable, such amendment to only apply with respect to the operation of this Section 6.4 in the jurisdiction of the court that has made the adjudication. Notwithstanding the foregoing, nothing in this Section 6.4(a) shall prohibit Parent, any Seller or any of their respective Affiliates from acquiring any Person or business that engages in Competitive Activities provided that (x) such activities do not constitute the principal activities of the Person or business to be acquired (based on the sales of such business during the preceding four (4) full calendar quarters) and (y) if Competitive Activities constitute in excess of fifteen percent (15%) of the revenues of the Person or business acquired, Sellers use their reasonable efforts to divest that portion of such Person or business that engages in Competitive Activities within twelve (12) months after the acquisition thereof.

            (b) Each of Parent and each Seller covenants and agrees that, if the Closing is consummated, for a period of one year after the Closing Date, it will not, and will cause Parent Subsidiaries not to, directly or indirectly, solicit for employment, either as an employee or a consultant, any employee or independent contractor of AlliedSignal, Buyer or any of their respective Affiliates who is engaged in the Business and was an employee or independent contractor of either Seller engaged in the Business as of the Closing Date to become an employee or consultant or otherwise provide services to Parent, such Seller or any Parent Subsidiary, except for persons whose employment is solicited or procured through general media advertisements.

            (c) The parties acknowledge and agree that the restrictions contained in Sections 6.4(a) and 6.4(b) are a reasonable and necessary protection of the immediate interests of AlliedSignal and Buyer, and any violation of these restrictions would cause substantial injury to AlliedSignal or Buyer, as the case may be and that AlliedSignal and Buyer would not have entered into this Agreement without receiving the additional consideration offered by Parent and each Seller in binding itself to these restrictions. In the event of a breach or a threatened breach by Parent, any Seller or any Parent Subsidiary of these restrictions, AlliedSignal and Buyer shall be entitled to apply to any court of competent jurisdiction for an injunction restraining such Person from such breach or threatened breach (without the necessity of proving the inadequacy of money damages as a remedy); provided, however, that the right to apply for injunctive relief shall not be construed as prohibiting AlliedSignal or Buyer, as the case may be, from pursuing any other available remedies for such breach or threatened breach.

            (d) Each of AlliedSignal and Buyer covenant and agree that, if the Closing is consummated, for a period of one year after the Closing Date, and if not consummated for a period of one year from the date of termination of this Agreement, it will not, and will cause its Affiliates not to, directly or indirectly, solicit for employment, either as an employee or a consultant, any employee or independent contractor of Parent or any Parent Subsidiary (other than any employee or independent contractor of any of the Sellers) to become an employee or consultant or otherwise provide services to AlliedSignal, Buyer or any of their respective

Affiliates, except for persons whose employment is solicited or procured through general media advertisements.

            (e) The parties acknowledge and agree that the restrictions contained in Section 6.4(d) are a reasonable and necessary protection of the immediate interests of Parent and Sellers, and any violation of these restrictions would cause substantial injury to Parent or Sellers, as the case may be, and that Parent and Sellers would not have entered into this Agreement without receiving the additional consideration offered by AlliedSignal and Buyer in binding itself to these restrictions. In the event of a breach or a threatened breach by AlliedSignal, Buyer or any of their respective Affiliates of these restrictions, Parent and any such Seller shall be entitled to apply to any court of competent jurisdiction for an injunction restraining such Person from such breach or threatened breach (without the necessity of proving inadequacy of money damages as a remedy); provided, however, that the right to apply for injunctive relief shall not be construed as prohibiting Parent or such Seller from pursuing any other available remedies for such breach or threatened breach.

            6.5 Confidential Information. Parent and Sellers shall, and shall cause Parent Subsidiaries to, maintain the confidentiality of, and shall not use, and shall cause Parent Subsidiaries not to use, for the benefit of itself or others, any confidential information concerning the Business or the Purchased Assets, including any information with respect to the Intellectual Property or Technology (the "Confidential Information"); provided, however, that this Section 6.5 shall not restrict (a) any disclosure by any such Person of any Confidential Information required by applicable Law, securities exchange or any court of competent jurisdiction; provided, that AlliedSignal and Buyer are given notice and an adequate opportunity to contest such disclosure, (b) any disclosure on a confidential basis to any such Person's attorneys, accountants, lenders and investment bankers and (c) any disclosure of information (i) which is available publicly as of the date of this Agreement,
(ii) which, after the date of this Agreement, becomes available publicly through no fault of the disclosing party or any of its Affiliates or (iii) which is received by such Person from a third party not, to the best of such Person's knowledge, subject to any obligation of confidentiality with respect thereto.

                                  ARTICLE VII

                                    SURVIVAL

            7.1 Survival. All representations, warranties, covenants and agreements contained in this Agreement or the Transaction Documents shall survive (and not be affected in any respect by) the Closing, any investigation conducted by any party hereto and any information which any party may receive. Notwithstanding the foregoing, the representations and warranties contained in or made pursuant to this Agreement and the related indemnity obligations set forth in Sections 7.2(a)(i) and 7.3(a)(i) of the Aerospace Agreement shall terminate on, and no claim or action with respect thereto may be brought after, the date three years after the Closing Date, except that (a) the representations and warranties contained in Sections 2.3 and 2.12 and the related indemnity obligations contained in Section 7.2 of the Aerospace Agreement shall survive indefinitely and (b) the representations and warranties contained in Sections 2.10, 2.14 and 2.20 and the related indemnity obligations contained in Section 7.2 of the Aerospace Agreement shall survive until 30 days after the expiration of the applicable statute of limitations (or extensions or waivers thereof). The representations and warranties which terminate on the date three years after the Closing Date and the representations and warranties referred to in the foregoing clause (b), and the Liability of any party hereto with respect thereto pursuant to Article VII of the Aerospace Agreement, shall not terminate with respect to any claim, whether or not fixed as to Liability or liquidated as to amount, with respect to which the Indemnifying Party has been given written notice prior to the date three years after the Closing Date or such 30th day after the expiration of the applicable statute of limitations (or extensions or waivers thereof), as the case may be. Sellers hereby confirm their joint and several obligations under
Section 7.2 of the Aerospace Agreement.

                                  ARTICLE VIII

                        EMPLOYEES AND EMPLOYEE BENEFITS

            8.1 Scope of Article. This Article VIII contains the covenants and agreements of the parties with respect to (a) the status of employment of the employees of Sellers employed in the Business ("Employees") upon the sale of the Business to Buyer, and (b) the employee benefits and employee benefit plans provided or covering such Employees and former employees of Sellers who terminated employment with the Sellers while employed in the Business or who retired from the Business ("Former Employees"). Nothing herein expressed or implied confers upon any Employee or Former Employee of Sellers any rights or remedies of any nature or kind whatsoever.

            8.2 U.S. Employees. This Section 8.2 applies only to Employees and Former Employees employed or previously employed by Sellers in the United States.

            (a) Employment. Buyer shall offer employment effective as of the Closing Date to each Employee of a Seller who is employed in the United States (a "U.S. Employee") and is actively at work immediately prior to the Closing Date or is not actively at work immediately prior to the Closing Date due solely to vacation, holiday or jury duty. Such initial offer of employment shall be for a position and for base salary or wages which are comparable to that which such Employee had with Sellers immediately prior to the Closing and shall include employee benefits which are comparable in the aggregate to that which such Employee had with Sellers immediately prior to the Closing; provided, however, that no such employment shall be offered to Tucker E. Nason, Frank Saltzman and James Fairchild. Buyer shall offer employment to each other U.S. Employee who is not actively at work immediately prior to the Closing Date (including, but not limited to, any such employee who is not actively at work due to medical leave, sick leave, short-term disability, long-term disability, layoff or leave of absence) (an "Inactive Employee") who is willing and able to return to work within 90 days after the Closing Date or such later date as may be required by law, with such employment with Buyer to commence on the date the Inactive Employee first commences active employment with Buyer. Sellers shall be responsible for any obligation to provide employee benefits to an Inactive Employee prior to such employee's date of hire by Buyer. U.S. Employees who accept Buyer's offer of employment and become employees of Buyer shall be referred to herein as "U.S. Transferred Employees." Notwithstanding the foregoing, nothing herein shall be construed to limit Buyer's ability thereafter to terminate the employment of any Employee or to amend or terminate any employee benefit plan or to otherwise change the terms and conditions of employment of any Employee.

            (b) Past Service Credit. Buyer shall credit the service of all U.S. Transferred Employees with Sellers and their Affiliates prior to the Closing Date for purposes of eligibility and vesting under all employee benefit plans provided by Buyer for U.S. Transferred Employees (but not for purposes of benefit accrual). Buyer shall also: (i) cause to be waived any pre-existing condition limitation under any Buyer medical plans applicable to U.S. Transferred Employees or their dependents (except to the extent that any such pre-existing condition limitation would not have been waived under Sellers' medical plans), and (ii) recognize (or cause to be recognized) the dollar amount of all covered expenses incurred by U.S. Transferred Employees and their dependents under Sellers' applicable medical plans during the calendar year in which the Closing Date occurs for purposes of satisfying such calendar year's deductibles and co-payment limitations under any applicable Buyer medical plans; provided, that the U.S. Transferred Employee enrolls in the applicable Buyer medical plan at such time and in such manner as is reasonably specified by Buyer.

            (c) Severance; WARN Act. Sellers shall pay and be solely liable for, and shall indemnify and hold AlliedSignal and Buyer harmless against, any obligation, cost or expense for (i) severance pay, termination indemnity pay, salary continuation, special bonuses or like compensation under Sellers' plans, policies or arrangements and (ii) liability under the WARN Act, or any similar state or local law, arising from, relating to or claimed by reason of the Closing or the transactions contemplated by this Agreement or which result from or relate to actions taken by Sellers on or before the Closing Date.

            (d) Vacation. Buyer shall adopt and assume Sellers' liability for accrued, unused vacation entitlement of U.S. Transferred Employees as of the Closing to the extent listed on the Balance Sheet.

            (e) Workers Compensation. Sellers shall be responsible for all workers compensation claims filed by or on behalf of a U.S. Transferred Employee to the extent attributable to events, occurrences or exposures prior to the Closing. Buyer shall be responsible for all workers compensation claims filed by or on behalf of a U.S. Transferred Employee to the extent attributable to events, occurrences or exposures following the Closing.

            (f) Employment and Plan Liabilities. It is understood and agreed that neither AlliedSignal nor Buyer is assuming any obligations or liabilities arising under any Plan (except to the extent provided in Section 8.2(d) above 8.2(g) below) or as a result of any Employee's or Former Employee's employment with, or termination of employment, from Sellers, and Sellers shall remain responsible for any such obligations and liabilities.

            (g) Employment Agreements. Buyer shall reimburse Sellers any Liabilities incurred after the Closing Date under the employee agreements listed under "Employee

Agreement" on Schedule 2.20(a), other than the agreement relating to the employment of Tucker E. Nason.

            (h) Post-Closing Liability. AlliedSignal and Buyer shall pay and be solely liable for, and shall indemnify and hold Parent and Sellers harmless against, any obligation, cost or expense for severance pay, termination pay, salary continuation, special bonuses or like compensation under any Buyer plan, policy or arrangement which result from, or relate to, actions taken by AlliedSignal or Buyer or any Affiliate thereof after the Closing Date.

            (i) Cooperation. The parties agree to furnish each other with such information concerning employees and employee benefit plans, and to take all such other action, as is necessary or appropriate to effect the transactions contemplated by this Article VIII.

                                   ARTICLE IX

                           TERMINATION; MISCELLANEOUS

            9.1  Termination.

            (a) This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date, as follows:

            (i) by the mutual written agreement of Buyer and Parent;

            (ii) by Buyer or Parent if the Closing has not occurred on or before September 30, 1998; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(a)(ii) shall be suspended as to any party whose failure to fulfill any material obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such date until the fifth Business Day after such failure has been cured; or

            (iii) by Buyer or Parent in the event of the issuance by any Governmental Entity of a final, nonappealable order or injunction restraining or prohibiting the consummation of the transactions contemplated hereby.

            (b) This Agreement shall terminate automatically upon any termination of the Aerospace Agreement.

            (c) Except for the obligations contained in Section 6.1, the last sentence of Section 4.5 and this Article IX (other than Sections 9.2, 9.13 and 9.14) and the representations and warranties contained in Sections 2.16 and 3.8 (and the related indemnity obligations under Sections 7.2(a)(i) and 7.3(a)(i) of the Aerospace Agreement, respectively), all of which shall survive any termination of this Agreement, upon the termination of this Agreement pursuant to Sections 9.1(a) or (b), this Agreement shall forthwith become null and void, and no party hereto or any of its officers, directors, employees, agents, consultants, stockholders or principals shall have any rights or Liabilities hereunder or with respect hereto, including without limitation for any breach of warranty or representation; provided, however, that nothing contained herein shall relieve any party hereto from Liability for any willful failure to comply with any covenant or agreement contained herein.

            9.2 Further Assurances. From time to time after the Closing, AlliedSignal, Buyer, Parent and Sellers shall execute and deliver or cause to be executed and delivered such further documents, certificates, instruments of conveyance, assignment and transfer and take such further action as AlliedSignal, Buyer, Parent or Sellers may reasonably request in order to more effectively to sell, assign, convey, transfer, reduce to possession and record title to any of the Purchased Assets to Buyer or to better enable Buyer to complete, perform and discharge any of the Assumed Liabilities. AlliedSignal, Buyer, Parent and Sellers agree to cooperate with each other in all reasonable respects to assure to Buyer the continued title to and possession of the Purchased Assets in the condition and manner contemplated by this Agreement. Each party hereto shall cooperate and deliver such instruments and take such action as may be reasonably requested by any other party hereto in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby. AlliedSignal, Buyer, Parent and Sellers shall cooperate and shall cause their respective Affiliates, officers, employees, agents and representatives to cooperate to ensure the orderly transition of the Business from Sellers to Buyer and to minimize the disruption to the Business resulting from the transactions contemplated hereby.

            9.3 Entire Agreement; Amendments; Waivers. This Agreement, the Confidentiality Agreement, and the documents referred to herein and to be delivered pursuant hereto constitute the entire agreement between the parties hereto pertaining to the subject matter hereof, and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions of the parties, whether oral or written. No amendment, supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision or breach of this Agreement, whether or not similar, unless otherwise expressly provided.

            9.4 Benefit; Assignment. This Agreement shall be binding upon and inure to the benefit of and shall be enforceable by the parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by any party hereto without the prior written consent of the other party hereto; provided, however, that AlliedSignal or Buyer may assign any or all of their respective rights hereunder to one or more Affiliates of AlliedSignal or Buyer, as the case may be, without the consent of Parent or Sellers provided that AlliedSignal or Buyer, as the case may be, shall continue to be obligated to perform all of its obligations hereunder.

            9.5 No Presumption. AlliedSignal, Buyer, Parent and Sellers have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by AlliedSignal, Buyer, Parent and Sellers, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

            9.6 Notices. Notices and other communications provided for herein shall be in writing and shall be deemed given only if delivered to the party personally or sent to the party by telecopy, by registered or certified mail (return receipt requested) with postage and registration or certification fees thereon prepaid, or by any nationally recognized overnight courier, addressed to the party at its address set forth below:


            If to Parent or Sellers:     Banner Aerospace
                                         P.O. Box 20260
                                         Washington, DC  20041
                                         Attention:  Chief Financial Officer
                                         Telecopy No.:  703-478-5795
                                         with copy to:  Donald E. Miller
                                                        10704 Riverwood Drive
                                                        Potomac, MD  20854



            If to AlliedSignal or Buyer: AlliedSignal Inc.
                                         P.O. Box 2245
                                         101 Columbia Road
                                         Morristown, NJ  07962-2245
                                         Attention:  General Counsel
                                         Telecopy No.:  973-455-4413

or to such other address as a party may from time to time designate in writing in accordance with this section. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

            9.7  Terms Generally.

            (a)(i) Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires, (ii) the terms "hereof," "herein," and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Annexes, Schedules and Exhibits hereto) and not to any particular provision of this Agreement, and Article, Section, paragraph, Exhibit and Schedule references are to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified, (iii) the word "including" and words of similar import when used in this Agreement shall mean "including, without limitation," unless otherwise specified, (iv) the word "or" shall not be exclusive, and (v) provisions shall apply, when appropriate, to successive events and transactions.

            (b) Each reference in this Agreement (or in any other document or instrument furnished to AlliedSignal or Buyer by Parent or any Seller pursuant to this Agreement) to "the best of Parent's and each Seller's knowledge", or words of similar import referring to Parent and Sellers (including Parent and Sellers not being aware of a particular event or other matter), means the actual knowledge, after due inquiry, of each executive officer of Parent and each of the Sellers.

            9.8 Counterparts; Headings. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement. The Article and Section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

            9.9 Severability. If any provision, clause or part of this Agreement or the application thereof under certain circumstances is held invalid or unenforceable, the remainder of this Agreement, or the application of such provision, clause or part under other circumstances, shall not be affected thereby.

            9.10  No Reliance.  Except for any assignees permitted by
Section 9.4 of this Agreement and the indemnified persons pursuant to Sections
7.2 and 7.3 of the Aerospace Agreement: (i) no third party is entitled to rely on any of the representations, warranties or agreements of the parties hereto contained in this Agreement; and (ii) the parties hereto assume no Liability to any third party because of any reliance on the representations, warranties or agreements of such parties contained in this Agreement.

            9.11 Governing Law. This Agreement shall be construed and interpreted according to the laws of the State of New York, without regard to the conflict of law principles thereof.

            9.12 Submission to Jurisdiction; Waivers. The parties hereto hereby irrevocably and unconditionally agree that:

            (a) All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in a New York state or federal court sitting in the City of New York, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such courts in any such action or proceedings and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding.

            (b) Service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address as provided in Section 9.6.

            9.13 Bulk Transfer. The parties hereto hereby waive compliance with the provisions of any applicable bulk sales law of any jurisdiction in connection with the transactions contemplated hereby and no representation, warranty or covenant contained in this Agreement shall be deemed to have been breached as a result of such non-compliance. Parent and Sellers hereby agree, jointly and severally, to indemnify, defend and hold AlliedSignal and Buyer harmless from and against any and all Losses arising out of or relating to claims which may be asserted by third Persons, including Governmental Entities, against the Purchased Assets or any Buyer Indemnified Parties (as defined in the Aerospace Agreement) as a result of non-compliance with any applicable bulk sales law. Nothing in this Agreement shall be construed as an admission by any party as to the applicability of any bulk sales laws.

            9.14 Use of Names. During the first 180 days after the Closing Date, Buyer shall have the right to use all of the logos, trademarks and trade identification of Parent as are located at the Acquired Real Property or on the Purchased Assets (collectively, the "Trademarks"). Buyer's use of the Trademarks shall be in accordance with such reasonable quality control standards as shall be promulgated by Parent and provided to Buyer. If Parent shall notify Buyer in writing of Buyer's material failure to comply with such reasonable quality control standards and Buyer continues to not comply with such reasonable quality control standards for more than 20 days after receipt of such notice, Parent shall have the right to terminate Buyer's right under this Section 9.14 to use the Trademarks.

            9.15 Relationship with Aerospace Agreement. The parties acknowledge and agree that it is the intent of the parties that, notwithstanding any other provision of this Agreement or the Aerospace Agreement, the representations, warranties and covenants contained in this Agreement and in the Aerospace Agreement that (i) have substantially the same language (without regard to the identity of the parties making such representation and warranty or covenant) and (ii) contain either the language "in the aggregate" or a similar combining concept or a reference to a Material Adverse Effect (a "Collective Representation" or a "Collective Covenant", as the case may be) shall be deemed to be a single representation and warranty to be a single covenant, as the case may be, for purposes of determining whether such representation and warranty has been breached or such covenant has been complied with and all relevant facts relating to such Collective Representation or Collective Covenant in both agreements shall be considered. As examples, if there should be an issue regarding whether a Collective Representation contained in this Agreement has been breached, the parties would consider inaccuracies in such Collective Representation as well as inaccuracies in the corresponding Collective Representation in the Aerospace Agreement in determining whether a breach of such Collective Representation had occurred and in determining the materiality of any breach of a Collective Representation relating to the Business, reference shall be made to the Combined Business.

            9.16 Schedules. All references herein to any Schedule or to Annex 1.4 shall refer to the Schedule of the same title or to Annex 1.4, as the case may be, which are attached to the Aerospace Agreement, and such Schedule or Annex 1.4 shall be considered a part of this Agreement as though attached hereto.

            IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

ALLIEDSIGNAL INC.                         BANNER AEROSPACE, INC.


By: /s/ Joe Leonard                       By: /s/  Warren D. Persavich
    --------------------------------          ----------------------------------
    Name:  Joe Leonard                        Name:  Warren D. Persavich
    Title: Senior Vice President              Title: Senior Vice President


AS BAR PBH LLC                            PB HERNDON AEROSPACE, INC.


By: ALLIEDSIGNAL INC.                     By: /s/  Warren D. Persavich
                                              ----------------------------------
                                              Name: Warren D. Persavich
                                              Title: Vice President
By: /s/ Joe Leonard
    --------------------------------
    Name:  Joe Leonard
    Title: Senior Vice President
                                          BANNER AEROSPACE SERVICES, INC.


                                          By:  /s/  Warren D. Persavich
                                               ---------------------------------
                                               Name:  Warren D. Persavich
                                               Title: Vice President

                                    ANNEX A

                                  DEFINITIONS

                 The following terms shall have the respective meanings ascribed to them in this Annex A. References to Sections constitute references to Sections of the Agreement.

         "Accounts Receivable" means all billed and unbilled accounts receivable and all trade notes receivable relating to the Combined Business whether recorded or unrecorded, including, without limitation, all trade receivable from other divisions or Affiliates of Parent and the Sellers.

         "Acquired Real Property" means, collectively, the Leased Real Property and Owned Real Property.

         "Affiliate" of any Person means any Person directly or indirectly controlling, controlled by or under common control with such Person.

         "Aerospace Agreement" means the Asset Purchase Agreement, dated as of the date of this Agreement, by and among Parent, Sellers listed in Annex A thereto, AlliedSignal and Buyer, together with the Annexes, Schedules and Exhibits attached thereto, as the same may be amended from time to time in accordance with the terms thereof.

         "Aerospace Acquired Assets" means the Acquired Assets as defined in the Aerospace Agreement.

         "Aerospace Assumed Liabilities" means the Assumed Liabilities as defined in the Aerospace Agreement.

         "Aerospace Excluded Assets" means the Excluded Assets as defined in the Aerospace Agreement.

         "Aerospace Non-Assumed Liabilities" means the Non-Assumed Liabilities as defined in the Aerospace Agreement.

         "Aerospace Purchased Assets" means the Purchased Assets as defined in the Aerospace Agreement.

         "Agreement" means the Asset Purchase Agreement, dated as of December __, 1997, by and among Parent, BAS, Herndon, AlliedSignal and Buyer, together with the Annexes, Schedules and Exhibits attached thereto, as the same may be amended from time to time in accordance with the terms thereof.

         "AlliedSignal" had the meaning set forth in the Preamble of the Agreement.

         "AlliedSignal Common Stock" means the common stock, par value $1 per share, of AlliedSignal.

         "AlliedSignal Reports" has the meaning set forth in Section 3.6.

         "Antitrust Division" means the Antitrust Division of the United States Department of Justice.

         "Assets" means businesses, properties, assets, goodwill, rights, interests and privileges of every kind, nature or description, wherever located, whether real, personal or mixed, tangible or intangible, and without regard to whether they have value for accounting purposes or are carried on or reflected in relevant books and records or financial statements.

         "Assumed Liabilities" has the meaning set forth in Section 1.3(a).

         "Assumed Tax Liabilities" means Tax liabilities for value-added Taxes, real property Taxes, personal and intangible property Taxes and payroll Taxes, in each case only to the extent included on the Closing Balance Sheet.

         "Average Trading Price" means, as of a specified date, the average of the daily high and low closing prices of AlliedSignal Common Stock as reported on the NYSE Composite Tape on each of the twenty (20) consecutive trading days immediately preceding (and not including) such date.

         "BAS" has the meaning set forth in the Preamble to the Agreement.

         "Balance Sheet" has the meaning set forth in Section 2.6.

         "Bid" has the meaning set forth in Section 2.8(d).

         "BTG" means the Banner Technology Group.

         "BTG Assets" has the meaning set forth in the Preamble to the Agreement.

         "Business" has the meaning set forth in the Recitals of the Agreement.

         "Business Day" or "business day" means any day other than a Saturday, Sunday, or a day on which banking institutions in the City of New York are authorized or obligated by law or executive order to close.

         "Buyer" has the meaning set forth in the Preamble of the Agreement.

         "Closing" has the meaning set forth in Section 1.6(a).

         "Closing Date" has the meaning set forth in Section 1.6(a).

         "Closing Date Balance Sheet" means the Closing Date Balance Sheet as defined in the Aerospace Agreement.

         "Closing Date Net Worth" means the Closing Date Net Worth as defined in the Aerospace Agreement.

         "Closing Date Shares" has the meaning set forth in Section 1.4.

         "COBRA" has the meaning set forth in Section 2.20(c)(iii).

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Combined Purchased Assets" means, collectively, the Purchased Assets and the Purchased Assets as defined in the Aerospace Agreement.

         "Combined Business" means the Business and Business as defined in the Aerospace Agreement.

         "Competitive Activities" has the meaning set forth in Section 6.4(a).

         "Confidentiality Agreement" means that certain confidentiality agreement dated June 27, 1997 between AlliedSignal and Parent.

         "Confidential Information" has the meaning set forth in Section 6.5.

         "Contracts" means (a) all written and oral contracts, licenses, commitments, agreements and instruments, including all customer contracts, operating contracts and distribution contracts relating to the Business, (b) all sales and purchase orders and supply agreements and other agreements relating to the Business, (c) all leases of Equipment and Real Property relating to the Business and (d) all other contracts, licenses, agreements and instruments relating to the Business; provided, however, that the term "Contract" shall not include any collective bargaining agreement or any employment agreement or other Plan.

         "DA" means Dallas Aerospace, Inc., a Texas corporation and a wholly-owned Subsidiary of Parent.

         "DA Agreement" shall mean the rights and obligations arising under the contingent payment provisions set forth in the Agreement dated January 16, 1997 relating to the acquisition of Herndon.

         "Debt" means, with respect to any Person, the following Liabilities, whether incurred by such Person, directly or indirectly, without duplication:

                 (i)              its Liabilities for borrowed money;

                 (ii) its Liabilities for the deferred purchase price of property acquired by it (excluding accounts payable arising in the ordinary course of business but including, without limitation, all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

                 (iii) the amount of the obligation of such Person as the lessee under any Capital Lease that would, in accordance with GAAP, appear as a Liability on a balance sheet of such Person ("Capital Lease" meaning, at any time, a lease with respect to which such Person, as lessee, is required concurrently to recognize the acquisition of an asset and the incurrence of a Liability in accordance with GAAP);

                 (iv) amounts secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such amounts);

                 (v) all of its Liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money);

                 (vi) any Guarantee of such Person with respect to Liabilities of any Person of the character described in any of the clauses described in (i) through (vi) above ("Guarantee" meaning, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other Debt or obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person);

                 (vii) all Liabilities of any Subsidiary of such Person of the character described in clauses (i) through (vii) above; and

                 (viii) all Liabilities of the character described in clauses (i) through (vii) above with respect to which, and to the extent that, such Person remains legally liable, notwithstanding that such Liability or obligation is deemed extinguished under GAAP.

         "Employees" has the meaning set forth in Section 8.1.

         "Environmental Claim" shall mean any third party or governmental written claim, notice, request for information, demand, investigation, lawsuit, proceeding, judgment, award, penalty, order or other action that could expose Parent, the Sellers, AlliedSignal or Buyer to Losses under any Environmental Law or to Losses for personal injuries (including death) or property damage relating to or arising from the presence of, or exposure to, Hazardous Materials.

         "Environmental Law" means all applicable Laws relating to the protection of the environment (including, but not limited to, natural resources) and human health and safety, including, without limitation (a) all requirements pertaining to reporting, licensing, permitting, investigation and remediation of emissions, discharges, releases or threatened releases of Hazardous Materials or other environmental conditions into the air, surface water, groundwater or land or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, and (b) all requirements pertaining to the protection of the health and safety of employees and other workers, and the protection of or compensation to individuals from or related to exposures to Hazardous Materials.

         "Environmental Liability" means any Liability (existing at, or arising after, the Closing) under Environmental Law, or any remedial action (at or after the Closing), in connection with the Purchased Assets or the Business to the extent arising from any condition (including any Hazardous Materials condition) existing, or any act or omission the Sellers or any of their predecessors or any of their past, present or future Subsidiaries, at or prior to the Closing Date, including claims, demands, assessments, judgments, orders, causes of action (including toxic tort suits), notices of actual or alleged violations or Liability (including such notices regarding the disposal or release of Hazardous Materials on the Acquired Real Property or elsewhere), proceedings and any associated Losses.

         "Environmental Permit" means any Permit issued under any Environmental Law or issued by any Governmental Entity responsible for environmental matters.

         "Equipment" means all tangible assets and properties, except Real Property, owned, used or held for use by either Seller, including cars, trucks and other transportation equipment, machinery and equipment, tools, spare parts, furniture, office equipment, furnishings and fixtures and machinery and equipment under order or construction.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Escrow Agent" means the escrow agent under the Escrow Agreement.

         "Escrow Agreement" means the Escrow Agreement as defined in the Aerospace Agreement.

         "Estimated Share Number" has the meaning set forth in Section 1.4.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Excluded Assets" has the meaning set forth in Section 1.2(b).

         "Fairchild" means The Fairchild Corporation, a Delaware corporation.

         "FAA" means the Federal Aviation Administration.

         "Financial Statements" has the meaning set forth in Section 2.6.

         "FIRPTA Affidavit" has the meaning set forth in Section 1.7(a)(vii).

         "Former Employees" has the meaning set forth in Section 8.1.

         "FTC" means the United States Federal Trade Commission.

         "GAAP" means United States generally accepted accounting principles, consistently applied.

         "Government Contract" shall mean any written prime contract, subcontract, grant or cooperative agreement with (i) the US Government, (ii) any prime contractor of the US Government or (iii) any subcontractor with respect to any contract described in clauses (i) or (ii) above.

         "Governmental Entity" means (a) any multinational, federal, provincial, state, municipal, local or other governmental or public department, court, commission, board, bureau, agency, legislative or quasi-legislative body or instrumentality, domestic or foreign; (b) any subdivision, agent, commission, board, or department, authority, or similar body or instrumentality of any of the foregoing; or (c) any quasi-governmental or private body exercising any regulatory, expropriation or taxing governmental authority under or for the account of any of the foregoing.

         "Hazardous Material" means any substance, material or waste (a) the presence of which requires investigation or remediation under any Environmental Law, (b) which is regulated by an applicable Governmental Entity, which substance, material or waste includes, without limitation, petroleum and its by-products, friable asbestos, and any material or substance which is defined as a "hazardous waste," "hazardous substance," "hazardous material," "restricted hazardous waste," "industrial waste," "solid waste," "contaminant," "pollutant," "toxic waste" or "toxic substance" under any provision of Environmental Law, (c) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous, or (d) the presence of which causes or threatens to cause a nuisance or trespass to any property or poses or threatens to pose a hazard to the health or safety of individuals on or about any such property.

         "Herndon" has the meaning set forth in the Preamble to this Agreement.

         "Herndon Adjustment Amount" means the amount determined in accordance with Section 1.4(b) of the Aerospace Agreement as allocated to the Initial Purchase Price pursuant to Section 9.15 of the Aerospace Agreement.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "Inactive Employee" has the meaning set forth in Section 8.2(a).

         "Indemnification Escrow Shares" means (i) as of the Closing Date, a number of shares of AlliedSignal Common Stock equal to five percent (5%) of the Estimated Share Number and (ii) thereafter, the initial number of Indemnification Escrow

Shares less any Indemnification Escrow Shares from time to time released from escrow pursuant to Section 1.5(b) or (d) of the Aerospace Agreement.

         "Indemnifying Party" means the Indemnifying Party as defined in the Aerospace Agreement.

         "Initial Purchase Price" has the meaning set forth in Section 1.4.

         "Intellectual Property" means all foreign and domestic patents (including all reissues, divisions, continuations and extensions thereof), patent rights, service marks, trademarks and tradenames, trade dress, all product names, all assumed or fictitious names and the logos associated therewith, copyrights, applications for the foregoing, licenses and other contractual rights with respect to the foregoing and other such property and intangible rights owned, used or held for use by either Seller, including financial and marketing business data, pricing and cost information, business and marketing plans and customer and suppliers lists, together with the goodwill of the Business in connection with which such trademarks, tradenames, product names and service marks are used.

         "Inventory" means all inventory of the Combined Business, including finished goods, work-in-progress, raw materials, operating chemical and catalysts, parts, accessories, packaging, manufacturing, administrative and other supplies on hand, goods held for sale or lease or to be furnished under Assumed Contracts, and other inventory owned, used or held for use by either Seller.

         "IRS" means the United States Internal Revenue Service.

         "Laws" means all laws, constitutions, statutes, codes, ordinances, decrees, rules, regulations, municipal by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards, consent orders, consent decrees, policies, voluntary restraints, guidelines, or any provisions or interpretations of the foregoing, including general principles of common and civil law and equity, binding on or affecting the Person referred to in the context in which such word is used.

         "Leased Real Property" means all leased Real Property relating to the Business including, without limitation, all Real Property listed on Part B of
Schedule 2.13(a).

         "Liabilities" means, as to any Person, all debts, liabilities, obligations and responsibilities of any kind or nature whatsoever of such Person, whether direct or indirect, fixed or contingent, known or unknown, accrued, vested or otherwise, whether in contract, tort, strict Liability or otherwise, and whether or not actually reflected, or required by GAAP to be reflected, in such Person's balance sheets or other books and records.

         "Lien" means any lien, charge, claim, pledge, security interest, conditional sale agreement or other title retention agreement, lease, mortgage, security agreement, right of first refusal, option, restriction, tenancy, license, covenant, right of way, easement or other encumbrance (including the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or statute or law of any jurisdiction).

         "Major Customer" means any customer of the Combined Business that accounted for $500,000 or more in revenues of the Combined Business in the 1997 fiscal year or could reasonably be expected to account for more than $500,000 or more in revenues of the Combined Business in the 1998 fiscal year.

         "Major Supplier" means any supplier of the Combined Business (including any supplier of Intellectual Property) that accounted for $1,000,000 or more in sales to the Combined Business in the 1997 fiscal year or could reasonably be expected to account for more than $1,000,000 or more in sales to the Combined Business in the 1998 fiscal year.

         "Material Adverse Effect" means (i) a material adverse effect upon, or material adverse change in, the operations, Assets, Liabilities, condition (financial or otherwise), or results of operations of the Combined Business, taken as a whole (ii) any event, condition, circumstance or change that is reasonably likely to have a Material Adverse Effect referred to in preceding clause (i), or (iii) a significant risk that Buyer and the Buyer under the Aerospace Agreement, in any material respect, will not be able after the Closing to operate the Combined Business substantially as operated by, or to own, possess and use the Purchased Assets and the Aerospace Acquired Assets substantially as owned, possessed and used by, the Sellers and the Sellers under the Aerospace Agreement, taken as a whole, as of the date hereof; provided, however, that the loss of business from customers and suppliers of the Combined Business (including through termination of contracts or reduction of purchases) shall not be deemed a Material Adverse Effect unless the condition in Section 5.1(e) of the Aerospace Agreement has not been satisfied.

         "Non-Assumed Liabilities" has the meaning set forth in Section 1.3(b).

         "Novation Agreement" has the meaning set forth in Section 4.15.

         "NYSE" means the New York Stock Exchange, Inc.

         "OSHA" has the meaning set forth in Section 2.9(a) hereof.

         "Owned Real Property" means all Real Property owned by Sellers, including, without limitation, all Real Property listed on Part A of Schedule 2.13(a).

         "Parent" has the meaning set forth in the Preamble of the Agreement.

         "Parent Subsidiaries" means the direct or indirect Subsidiaries of Parent or any other corporation or entity in which Parent owns a majority of the capital stock or other equity interest.

         "Parent Reports" has the meaning set forth in Section 2.28.

         "PBGC" means the Pension Benefit Guaranty Corporation.

         "Permits" means all franchises, approvals, permits, authorizations, licenses, orders, registrations, certificates, variances, exemptions and other similar permits or rights obtained from any Governmental Entity relating to the conduct of the Business or the Acquired Real Properties and all pending applications therefor.

         "Permitted Liens" means (a) Liens securing Taxes, assessments, governmental charges or levies, all of which are not yet due and payable, (b) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of the Business and on a basis consistent with past practice in connection with worker's compensation, unemployment insurance or other types of social security, (c) mechanics, materialman's, carrier's, warehousemen's, landlords and other similar Liens under state or common law or (d) such other Liens which, individually and in the aggregate, do not and would not detract from the value of or impair the use of any Purchased Asset; it being understood that to the extent a Permitted Lien relates to or arises from a Non-Assumed Liability, the applicable Seller shall still be liable for such Non-Assumed Liability to the extent set forth herein.

         "Person" means an individual, a corporation, a partnership, a limited liability company, an association, a firm, a Governmental Entity, a trust or other entity or organization.

         "Plans" has the meaning set forth in Section 2.20(a)(iii).

         "PTO" means the United States Patent and Trademark Office.

         "Purchase Price Escrow Shares" means a number of shares of AlliedSignal Common Stock equal to one percent (1%) of the Estimated Share Number.

         "Purchased Assets" has the meaning set forth in Section 1.2(a).

         "Real Property" means all real property, together with all fixtures, fittings, buildings, structures and other improvements erected thereon, and easements, rights of way, water lines, rights of use, licenses, hereditaments, tenements, privileges and other appurtenances thereto (such as appurtenant rights in and to public streets).

         "SEC" means the Securities and Exchange Commission.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Seller" and "Sellers" have the respective meanings set forth in the Preamble of the Agreement.

         "Small Licenses" has the meaning set forth in Section 2.15(d).

         "Subsidiary" of any Person means any corporation, partnership, joint venture, limited liability company, trust or other entity with respect to which such Person directly or indirectly owns or controls more than 50% of (i) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors or other governing body of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (ii) the interest in the capital or profits of such partnership, joint venture or limited liability company or (iii) the beneficial interest in such trust.

         "Tax" means any tax imposed under Subtitle A of the Code and any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, lease, service, service use, withholding on amounts paid to or by either Seller, payroll, employment, excise, severance, stamp, capital stock, occupation, property, environmental or windfall profits tax, premium, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign) (a "Tax Authority").

         "Tax Authority" has the meaning set forth in the definition of "Tax".

         "Technology" means all formulae, processes, procedures, designs, ideas, research records, inventions (whether or not patentable), records of inventions, test information, technical information, engineering data, marketing know-how, proprietary information, manufacturing information, know-how, and trade secrets (and all related manuals, books, files, journals, models, instructions, patterns, drawings, blueprints, plans, designs specifications, equipment lists, parts lists, descriptions, data, art work, software, computer programs and source code data related thereto including all current and historical data bases) owned, used or held for use by either Seller ( it being understood that, to the extent any such technology is licensed to a Seller, "Technology" shall mean any and all rights of such Seller under such license).

         "Third Party Rights" has the meaning set forth in Section 1.2(a)(xi).

         "Trademarks" has the meaning set forth in Section 9.14.

         "Transaction Documents" has the meaning set forth in Section 2.3.

         "Transfer Taxes" means all state, local and foreign sales, use, transfer, real property transfer, documentary stamp, recording and other similar taxes arising from and with respect to the sale and purchase of the Purchased Assets.

         "U.S. Employee" has the meaning set forth in Section 8.2(a).

         "US Government" shall mean the United States Government and any agencies, instrumentalities and departments thereof.

         "U.S. Transferred Employees" has the meaning set forth in Section
8.2(a).

         "WARN Act" means the Worker Adjustment and Retraining Notification Act, as codified at 29 U.S.C. Sections 2101 - 2109, as amended.

                                    ANNEX B

                         JURISDICTIONS OF ORGANIZATION



 Name of Entity                              Jurisdiction of Organization
 --------------                              ----------------------------
 PB Herndon Aerospace, Inc.                  Missouri

 Banner Aerospace Services, Inc.             Ohio